Exhibit 99.1

WISCONSIN ENERGY CORPORATION

2001 ANNUAL FINANCIAL STATEMENTS

and

REVIEW of OPERATIONS

MARKET FOR REGISTRANT'S COMMON

EQUITY AND RELATED STOCKHOLDER MATTERS

NUMBER OF COMMON STOCKHOLDERS

As of December 31, 2001, based upon the number of Wisconsin Energy Corporation stockholder accounts (including accounts in Wisconsin Energy's dividend reinvestment and stock purchase plan), there were 68,253 registered stockholders.

COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WI Engy.

DIVIDENDS AND COMMON STOCK PRICES

Common Stock Dividends of Wisconsin Energy:   Cash dividends on Wisconsin Energy's common stock, as declared by the board of directors, are normally paid on or about the first day of March, June, September and December. Wisconsin Energy reviews its dividend policy on a regular basis. Subject to any regulatory restrictions or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, earnings, financial condition and other requirements.

In September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per share (or $1.56 on an annualized basis).

Range of Wisconsin Energy Common Stock Prices and Dividends:
	2001			2000
Quarter	High	Low	Dividend	High	Low	Dividend

First	$22.56	$19.13	$0.20	$21.19	$16.81	$0.39
Second	24.04	20.10	0.20	22.94	19.81	0.39
Third	24.62	20.81	0.20	23.56	18.94	0.39
Fourth	23.70	20.50	0.20	23.00	17.88	0.20
Year	$24.62	$19.13	$0.80	$23.56	$16.81	$1.37

SELECTED FINANCIAL AND OPERATING DATA

WISCONSIN ENERGY CORPORATION

CONSOLIDATED SELECTED FINANCIAL AND STATISTICAL DATA

Financial	2001	2000 (a)	1999	1998	1997
Year Ended December 31
Net income (Millions)	$219.0	$154.2	$209.0	$188.1	$60.7
Earnings per share of common stock
Basic	$1.87	$1.28	$1.79	$1.65	$0.54
Diluted	$1.86	$1.27	$1.79	$1.65	$0.54
Dividends per share of common stock	$0.80	$1.37	$1.56	$1.555	$1.535

Operating revenues (Millions)
Utility energy	$2,964.8	$2,556.7	$2,050.2	$1,980.0	$1,789.6
Non-utility energy	337.3	372.8	193.2	34.1	7.0
Manufacturing	585.1	382.2	-	-	-
Other	41.3	51.0	29.2	25.3	10.3
	--------	--------	--------	--------	--------
Total operating revenues	$3,928.5	$3,362.7	$2,272.6	$2,039.4	$1,806.9
	=====	=====	=====	=====	=====

Manufacturing operating revenues (Millions)
Domestic	$444.9	$294.1	-	-	-
International	140.2	88.1	-	-	-
	--------	--------	--------	--------	--------
Total manufacturing operating revenues	$585.1	$382.2	-	-	-
	====	====	=====	=====	=====

At December 31 (Millions)
Total assets	$8,328.7	$8,406.1	$6,061.8	$5,185.6	$4,881.6
Long-term debt and mandatorily
redeemable trust preferred securities	$3,437.3	$2,932.7	$2,334.6	$1,749.0	$1,532.4

Utility Energy Statistics
Electric
Megawatt-hours sold (Thousands)	31,062.6	32,042.4	31,257.1	29,940.4	27,671.8
Customers (End of year)	1,066,275	1,048,711	1,027,785	1,010,318	978,835
Gas
Therms delivered (Millions)	1,997.2	1,621.5	944.1	922.8	980.7
Customers (End of year)	966,817	952,177	398,508	388,478	376,732

Non-Utility Energy Statistics
Independent Power Production
Electric megawatt-hour sales (Thousands)	4,428.2	3,213.2	2,417.2	-	-

Energy Marketing, Trading & Services
Electric megawatt-hour sales (Thousands)	457.6	2,091.2	1,598.1	723.7	-
Gas therm sales (Millions)	100.3	187.6	-	-	-

CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

		(Millions of Dollars, Except Per Share Amounts) (b)
		March		June
Three Months Ended		2001	2000	2001	2000 (a)

Total operating revenues		$1,355.0	$628.0	$859.2	$757.0
Operating income		$183.8	$119.2	$103.7	$102.1
Net income		$87.8	$50.6	$46.1	$30.1
Earnings per share of common stock
Basic		$0.74	$0.42	$0.39	$0.25
Diluted		$0.74	$0.42	$0.39	$0.25

		September		December
Three Months Ended		2001	2000 (a)	2001	2000 (a)

Total operating revenues		$822.0	$853.8	$892.3	$1,123.9
Operating income		$150.5	$134.7	$166.9	$88.9
Net income		$47.9	$44.6	$37.2	$28.9
Earnings per share of common stock
Basic		$0.41	$0.37	$0.33	$0.24
Diluted		$0.41	$0.36	$0.31	$0.24

(a)	Includes WICOR, Inc. and its subsidiaries subsequent to their acquisition on April 26, 2000.

(b)	Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's
Discussion and Analysis of Financial Condition and Results of Operations.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED SELECTED UTILITY OPERATING DATA

Year Ended December 31	2001	2000 (a)	1999	1998	1997

Electric Utility
Operating Revenues (Millions)
Residential	$654.5	$606.7	$584.3	$576.2	$487.2
Small Commercial/Industrial	592.9	550.0	524.9	496.2	430.2
Large Commercial/Industrial	479.7	472.8	459.4	455.3	402.7
Other - Retail/Municipal	70.6	64.7	56.7	54.7	55.2
Resale - Utilities	56.8	79.1	74.7	60.9	24.6
Other Operating Revenues	12.9	24.5	22.1	20.3	12.2
Total Operating Revenues	$1,867.4	$1,797.8	$1,722.1	$1,663.6	$1,412.1
	=====	=====	=====	=====	=====

Megawatt-hour Sales (Thousands)
Residential	7,773.4	7,633.2	7,503.1	7,405.0	6,863.6
Small Commercial/Industrial	8,595.4	8,524.7	8,257.7	7,746.2	7,433.1
Large Commercial/Industrial	11,177.6	11,824.0	11,542.8	11,523.3	11,021.5
Other - Retail/Municipal	1,828.6	1,755.8	1,531.4	1,409.3	1,412.6
Resale - Utilities	1,687.6	2,304.7	2,422.1	1,856.6	941.0
Total Sales	31,062.6	32,042.4	31,257.1	29,940.4	27,671.8
	=====	=====	=====	=====	=====

Number of Customers (Average)
Residential	950,271	934,494	915,713	904,703	876,776
Small Commercial/Industrial	103,908	101,665	99,209	97,858	93,259
Large Commercial/Industrial	710	716	720	724	714
Other	2,363	2,327	1,978	1,899	1,844
Total Customers	1,057,252	1,039,202	1,017,620	1,005,184	972,593
	======	======	======	======	=====

Gas Utility
Operating Revenues (Millions)
Residential	$645.9	$450.2	$193.8	$176.5	$222.0
Commercial/Industrial	313.4	225.2	95.1	87.9	113.6
Interruptible	17.0	13.7	5.3	7.1	9.0
Total Retail Gas Sales	976.3	689.1	294.2	271.5	344.6
Transported Customer-Owned Gas	36.7	31.3	14.6	12.0	13.4
Transported - Interdepartmental	1.2	1.5	1.8	2.5	3.1
Other Operating Revenues	60.3	14.4	(3.8)	9.9	(5.9)
Total Operating Revenues	$1,074.5	$736.3	$306.8	$295.9	$355.2
	=====	=====	=====	=====	====

Therms Delivered (Millions)
Residential	756.3	569.0	329.0	289.5	347.9
Commercial/Industrial	427.7	336.5	195.3	182.0	211.5
Interruptible	25.8	24.9	16.3	23.3	24.5
Total Retail Gas Sales	1,209.8	930.4	540.6	494.8	583.9
Transported Customer-Owned Gas	762.4	650.1	347.9	349.4	387.2
Transported - Interdepartmental	25.0	41.0	55.6	78.6	9.6
Total Therms Delivered	1,997.2	1,621.5	944.1	922.8	980.7
	=====	=====	=====	=====	====

Number of Customers (Average)
Residential	875,339	697,570	360,084	347,747	339,002
Commercial/Industrial	79,503	62,626	32,594	31,586	30,594
Interruptible	82	72	89	146	170
Transported Customer-Owned Gas	4,463	3,247	328	271	254
Transported - Interdepartmental	5	6	6	6	7
Total Customers	959,392	763,521	393,101	379,756	370,027
	=====	=====	=====	=====	====

Degree Days (b)

Heating (6,821 Normal)	6,338	6,716	6,318	5,848	7,101
Cooling (685 Normal)	711	566	753	800	407

(a)	Includes Wisconsin Gas subsequent to the acquisition of WICOR, Inc. on April 26, 2000. Average gas customers are weighted for the eight months when Wisconsin Gas was a part of Wisconsin Energy.

(b)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE DEVELOPMENTS

INTRODUCTION

Wisconsin Energy Corporation is a diversified holding company with subsidiaries primarily in a utility energy segment, a non-utility energy segment and a manufacturing segment. Unless qualified by their context, when used in this document the terms "Wisconsin Energy" or the "Company" refer to the holding company and all of its subsidiaries.

The utility energy segment, comprised of Wisconsin Electric Power Company ("Wisconsin Electric") Wisconsin Gas Company ("Wisconsin Gas") and Edison Sault Electric Company ("Edison Sault"), is engaged primarily in the business of generating electricity and distributing electricity and natural gas in Wisconsin and the Upper Peninsula of Michigan. The non-utility energy segment, primarily comprised of Wisvest Corporation ("Wisvest") and W.E. Power, LLC ("W.E. Power"), is principally engaged in independent electric power development and production. The manufacturing segment consists of companies which manufacture pumps as well as fluid processing and pump filtration equipment. In addition, Wisconsin Energy has several other subsidiaries, the primary two of which are engaged in the development and marketing of recycling technologies ("Minergy") and in the development of, and investment in real estate ("Wispark").

Acquisition of WICOR, Inc.:   On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. ("WICOR"). WICOR is the parent of Wisconsin Gas, the largest natural gas distribution utility in Wisconsin, and of WICOR Industries, Inc. ("WICOR Industries"), an intermediate holding company which owns several manufacturers of pumps as well as fluid processing and pump filtration equipment. This business combination was accounted for as a purchase and, therefore, is reflected prospectively in Wisconsin Energy's consolidated financial statements from and after the date of the acquisition.

Cautionary Factors:   A number of forward-looking statements are included in this document. When used, the terms "anticipate," "believe," "estimate," "expect," "forecast," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors mentioned throughout this document and below in " Factors Affecting Results, Liquidity and Capital Resources."

CORPORATE STRATEGY

Business Opportunities

The Company seeks to increase shareholder value by leveraging on the core competencies within its business segments. Wisconsin Energy's key corporate strategy is Power the Future which was announced in September 2000. This strategy is designed to increase the electric generating capacity in the state of Wisconsin while maintaining a fuel diverse, reasonably priced electric supply. It also is designed to improve the delivery of energy within the Company's distribution systems to meet increasing customer demands. The Power the Future strategy, which is discussed further below, is expected to have a significant impact on the Company's utility and non-utility energy segments.

Utility Energy Segment:   This segment is realizing operating efficiencies through the combination of Wisconsin Electric and Wisconsin Gas. These operating efficiencies should increase customer satisfaction and reduce operating costs. In connection with the Power the Future strategy, over the next decade, this segment is planning to invest approximately $2.7 billion to improve the existing energy distribution system and approximately $1.3 billion to upgrade existing electric generating assets. This segment also plans to invest approximately $100 million over the next three years to improve the availability of natural gas supplies to the state of Wisconsin.

Non-Utility Energy Segment:   Subject to approval of the Public Service Commission of Wisconsin ("PSCW"), this segment will primarily focus on improving the supply of electric generation in Wisconsin. W.E. Power, LLC has been formed to own and construct the new generation assets under the Power the Future strategy. The majority of Wisvest's assets are being divested in order to direct the capital and management attention to Power the Future.

Manufacturing Segment:   This segment continues to build on the strong name recognition and customer relationships that were developed under WICOR. This segment intends to continue its growth through international expansion, acquiring value-adding businesses, capturing cost efficiencies, implementing operating process improvements, and increasing sales through new product introductions and expanded market share.

Power the Future Strategy:   In late February 2001, Wisconsin Energy announced enhancements to a 10-year, $7 billion strategy, originally proposed in September 2000, to improve the supply and reliability of electricity in Wisconsin. This Power the Future strategy is intended to meet the growing demand for electricity and ensure a diverse fuel mix while keeping electricity prices reasonable. According to a report issued in June 2001, by the Wisconsin Governor's Office, demand for electricity in the state of Wisconsin is currently expected to outstrip supply by 7,220 megawatts by the year 2016. Power the Future would add new coal and natural gas capacity to the state's power portfolio and would allow Wisconsin Electric to roughly maintain its current fuel mix.

As part of its Power the Future strategy, Wisconsin Energy plans to make the following investments over the next decade:

    Approximately $3 billion in 2,800 megawatts of new natural gas-based and coal-based generating capacity;
    Approximately $1.3 billion in upgrades to existing electric generating assets; and
    Approximately $2.7 billion in new and existing energy distribution system assets.

In November 2001, Wisconsin Energy created a new non-utility energy subsidiary, W.E. Power, LLC, that would construct and own the new generating capacity. Under the enhanced Power the Future strategy, Wisconsin Electric, subject to PSCW approval, would lease each new facility and would operate and maintain the new plants as part of 20 to 25-year lease agreements. At the end of the leases, Wisconsin Electric would have the right to acquire the plants outright at market value or, depending on tax considerations at that time, the subsidiary could choose to extend the lease. Smaller investor-owned or municipal utilities, cooperatives and power marketing associations would have the opportunity to participate in the project, including expanding or extending wholesale power purchases from Wisconsin Electric as a result of the additional electric generating capacity included in the proposal.

Implementation of the Power the Future strategy is subject to a number of regulatory approvals. In late February 2001, Wisconsin Energy made preliminary filings for its enhanced Power the Future proposal with the PSCW. Subsequently, the state legislature amended several laws, making changes which are critical to the implementation of Power the Future. On October 16, 2001, the PSCW issued a declaratory ruling finding, among other things, that it was prudent to proceed with Power the Future and for the Company to incur the associated pre-certification expenses. However, individual expenses are subject to review and must be approved by the PSCW in order to be recovered. The PSCW also ruled that such expenses fall within the reliability "carve-out" provisions contained in the PSCW's order approving the merger of WICOR and Wisconsin Energy, allowing the Company to seek recovery of such expenses. Wisconsin Energy anticipates obtaining the capital necessary to finance and execute this strategy from a combination of internal and external sources.

For further information concerning the Power the Future strategy, see "Factors Affecting Results, Liquidity and Capital Resources" below.

Divestiture of Non-Core Assets

The Power the Future strategy led to a decision to divest non-core businesses. These non-core businesses primarily include non-utility generation assets located outside of the Midwest and a substantial amount of Wispark's real estate portfolio. During 2000 and 2001, the Company has received total proceeds of almost $700 million from the divestiture of non-core assets.

Utility Energy Segment:   During 2000, Wisconsin Electric and Edison Sault agreed to join American Transmission Company LLC ("ATC") by transferring their electric utility transmission assets to ATC in exchange for equity interests in the new company. Transfer of these electric transmission assets, with a net book value of approximately $254.9 million, became effective on January 1, 2001. During 2001, ATC issued debt and distributed $119.8 million of cash back to Wisconsin Electric and Edison Sault as a partial return of their original equity contribution. Joining ATC is consistent with the Federal Energy Regulatory Commission's Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

The Company anticipates that the transfer of its electric transmission assets to ATC will be earnings neutral subject to approval of transmission cost rate recovery requests made with the PSCW and the Michigan Public Service Commission ("MPSC") during 2001. However, the asset transfer has changed where transmission-related activities are reflected on the income statement. Prior to the asset transfer, transmission-related costs were reflected in Other Operation and Maintenance expense, Depreciation expense and Financing Costs (for interest expense). Following transfer of the transmission assets, the Company reports fees paid to ATC for electric transmission service in Other Operation and Maintenance expense and recognizes an equity interest in ATC's reported earnings in Other Income (Deductions), Equity in Earnings of Unconsolidated Affiliates. See "Utility Rates and Regulatory Matters" below for information related to recovery of the Company's transmission costs.

Non-Utility Energy Segment:    During the second quarter of 2001, the Company sold FieldTech, Inc. and Wisvest's interest in Blythe Energy, LLC, an independent power production project in the state of California, in separate transactions. Wisconsin Energy realized after-tax gains of approximately $16.5 million or $0.14 per diluted share as a result of the sales of FieldTech and Blythe.

During April 2001, the operations of WICOR Energy Services Company were merged into Kaztex Energy Management, Inc., an unconsolidated affiliate of Wisconsin Energy. During the fourth quarter of 2001, the operations of Griffin Energy Marketing, L.L.C., a division of Wisvest, were halted, ending electric marketing activities by the non-utility energy segment. Griffin's activities had been winding down during 2001 as it closed out previously negotiated transactions.

RESULTS OF OPERATIONS

CONSOLIDATED EARNINGS

The Company's adjusted earnings for the year ended December 31, 2001 were $2.04 per share, an increase of $0.53 per share when compared to 2000 adjusted earnings. This increase reflected higher revenues and improved electric margins within the utility energy segment, improved earnings from Wisvest, stable manufacturing earnings in a soft economy, and the favorable impact of the Company's share repurchase program. Including non-recurring gains and charges and the impacts of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, reported earnings for 2001 were $1.86 per share, or a $0.59 per share increase when compared to reported earnings for 2000.

The following table compares Wisconsin Energy's diluted earnings per share by business segment for 2001 and 1999 with similar information for 2000 on an actual and pro forma basis.

		Pro forma	Actual
Diluted Earnings Per Share	2001	2000 (a)	2000	1999

Utility Energy Segment	$2.38	$2.00	$1.82	$1.94
Non-Utility Energy Segment	0.12	-	0.01	0.02
Manufacturing Segment	0.25	0.24	0.18	-
Other and Merger-related Costs (b)	(0.71)	(0.73)	(0.50)	(0.08)
Adjusted Earnings	2.04	1.51	1.51	1.88
Gains/(Losses) on Investments, Net (c)	(0.07)	0.45	0.45	-
Non-Recurring Charges (d)	-	(0.69)	(0.69)	(0.09)
SFAS 133 Charges, Net (e)	(0.11)	-	-	-
Net Earnings	$1.86	$1.27	$1.27	$1.79

(a)	Pro forma assumes that the WICOR acquisition had occurred on January 1, 2000 and includes estimated merger-related costs from January through April 2000.

(b)

Includes the holding company, other non-utility companies and merger-related costs. Merger-related costs in 2001 and 2000 include primarily goodwill amortization expense and interest expense net of tax related to the WICOR merger.

(c)

During 2001, the net loss on investments consists of $0.14 per share of gains on the sale of the Company's interests in Blythe and FieldTech offset by a $0.21 per share write-down of non-utility assets. During 2000, the gain on investments consists of a $0.45 per share gain on the sale of the Company's interests in SkyGen Energy Holdings, LLC ("SkyGen").

(d)

During 2000, non-recurring charges consist of $0.33 per share related to severance and employee benefits, $0.26 per share related to the valuation of non-core investments, and a $0.10 per share contribution to the Wisconsin Energy Foundation. During 1999, non-recurring charges consist of a $0.09 per share charge for settlement of litigation.

(e)	Includes $0.09 per share cumulative effect of a change in accounting principle related to the adoption of SFAS 133 offset by $0.20 per share of SFAS 133 charges.

An analysis of contributions to earnings by segment follows.

UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

Utility net earnings during 2001 increased by $114.4 million to $274.4 million compared to reported 2000 earnings. The primary causes for the growth in utility earnings were $90.0 million attributable to price increases to cover higher fuel, purchased power and other operating costs from the electric business, a $24.5 million increase attributable to Wisconsin Gas operations as a result of the seasonality of the gas heating business, the timing of the acquisition of Wisconsin Gas as part of the acquisition of WICOR in April 2000 and $10.5 million of interest income accrued on the deposit tendered in the Giddings & Lewis, Inc./City of West Allis lawsuit.

Utility net earnings during 2001 increased by $100.0 million when compared to 2000 pro forma earnings. The primary causes for this increase were $65.8 million attributable to higher electric utility gross margins and $10.5 million of interest income accrued on the deposit in the Giddings & Lewis, Inc./City of West Allis lawsuit offset partially by a decrease of $15.6 million of gas utility gross margins.

Utility net earnings during 2000 decreased by $56.0 million when compared to 1999 reflecting $45.9 million of non-recurring charges primarily associated with the WICOR merger, increased fuel and purchased power costs at Wisconsin Electric and cooler than normal summer weather.

The following table summarizes the utility energy segment's earnings during 2001 and 1999 with similar information for 2000 on an actual and pro forma basis.

		Pro forma	Actual
Utility Energy Segment	2001	2000 (a)	2000 (b)	1999
	(Millions of Dollars)
Operating Revenues
Electric Utility	$1,867.4	$1,797.8	$1,797.8	$1,722.1
Gas Utility	1,074.5	952.3	736.3	306.8
Other Utility	22.9	22.9	22.6	21.3
Total Operating Revenues	2,964.8	2,773.0	2,556.7	2,050.2
Fuel and Purchased Power	517.3	513.5	513.5	458.9
Cost of Gas Sold	751.6	613.8	486.7	174.0
Gross Margin	1,695.9	1,645.7	1,556.5	1,417.3
Other Operating Expenses
Other Operation and Maintenance	765.5	741.6	705.2	656.6
Depreciation, Decommissioning
and Amortization	308.6	309.7	297.5	237.2
Property and Revenue Taxes	75.4	71.1	70.9	68.3
Operating Income	546.4	523.3	482.9	455.2
Other Income	38.8	6.3	7.1	12.5
Financing Costs	127.4	133.9	129.5	115.5
Adjusted Income Before Income Taxes	457.8	395.7	360.5	352.2
Income Taxes	177.3	153.5	140.3	125.4
Adjusted Earnings Before WICOR Merger Costs	280.5	242.2	220.2	226.8
WICOR Merger Costs, After Tax (c)	4.9	21.8	14.3	-
Adjusted Earnings (d)	$275.6	$220.4	$205.9	$226.8
	=====	=====	=====	=====
Net Earnings	$274.4	$174.4	$160.0	$216.0
	=====	=====	=====	=====

(a)	Includes Wisconsin Gas as if it had been part of Wisconsin Energy since January 1, 2000.

(b)	Wisconsin Energy's financial statements reflect the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000.

(c)	Merger-related costs represent WICOR acquisition purchase accounting entries, primarily goodwill amortization and interest expense.

(d)

During 2001, adjusted earnings exclude a net loss on investments of $1.2 million. During 2000, adjusted earnings exclude $45.9 million of net non-recurring charges primarily associated with the WICOR merger. During 1999, adjusted earnings exclude a net one-time charge of $10.8 million related to the settlement of litigation.

Electric Utility Revenues, Gross Margins and Sales

During 2001, Wisconsin Energy's total electric utility operating revenues increased by $69.6 million or 3.9% compared with 2000. Wisconsin Energy attributes this growth mostly to incremental rate increases in effect during 2001 related to higher fuel, purchased power and other operating costs. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Higher electric cooling load during the summer of 2001 caused by a return to normal summer weather also contributed to the growth in electric operating revenues. These revenue increases were partially offset by a reduction in total electric sales during 2001 due in large part to a softening economy in the region. Purchased power expenses increased by $20.3 million or 11.2% during 2001 primarily as a result of higher natural gas prices and, to a lesser extent, as a result of higher demand costs during 2001 associated with purchased power contracts. A $16.5 million or 5.1% decline in fuel costs during 2001, primarily driven by a change in the Company's electric supply mix to lower cost nuclear generation and by an overall reduction in demand for electric energy during 2001, resulted in a net increase in fuel and purchased power expenses of $3.8 million or 0.7% when compared with 2000. Due to the 3.9% increase in operating revenues partially offset by the slightly higher fuel and purchased power costs, electric gross margin (total electric utility operating revenues less fuel and purchased power expenses) grew by $65.8 million or 5.1% during 2001 when compared with 2000.

During 2000, Wisconsin Energy's total electric utility operating revenues increased by $75.7 million or 4.4% compared with 1999 primarily due to higher electric energy sales during 2000 and to electric rate increases at Wisconsin Electric that became effective in early April 2000 and on August 30, 2000, respectively. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Fuel and purchased power expenses increased by $54.5 million or 12.0% during 2000 reflecting increased generation and significantly higher natural gas prices. Purchased power expenses also grew due to higher demand costs during 2000 associated with purchased power contracts. To a certain extent, Wisconsin Energy was able to limit the increase in fuel and purchased power costs during 2000 by changing its electric supply mix away from higher cost natural gas-fired generation and power purchases to lower cost nuclear and coal-fired generation.

The following table compares Wisconsin Energy's electric utility operating revenues and its gross margin during 2001 with similar information for 2000 and 1999.

	Electric Revenues and Gross Margin			Megawatt-Hour Sales
Electric Utility Operations	2001	2000	1999	2001	2000	1999
	(Millions of Dollars)			(Thousands)
Operating Revenues
Residential	$654.5	$606.7	$584.3	7,773.4	7,633.2	7,503.1
Small Commercial/Industrial	592.9	550.0	524.9	8,595.4	8,524.7	8,257.7
Large Commercial/Industrial	479.7	472.8	459.4	11,177.6	11,824.0	11,542.8
Other-Retail/Municipal	70.6	64.7	56.7	1,828.6	1,755.8	1,531.4
Resale-Utilities	56.8	79.1	74.7	1,687.6	2,304.7	2,422.1
Other Operating Revenues	12.9	24.5	22.1	-	-	-
Total Operating Revenues	1,867.4	1,797.8	1,722.1	31,062.6	32,042.4	31,257.1

Fuel and Purchased Power
Fuel	315.0	331.5	299.1
Purchased Power	202.3	182.0	153.7
Total Fuel and Purchased Power	517.3	513.5	452.8
Gross Margin	$1,350.1	$1,284.3	$1,269.3

Weather -- Degree Days (a)
Heating (6,821 Normal)				6,338	6,716	6,318
Cooling (685 Normal)				711	566	753

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

During 2001, total electric sales fell by 3.1% compared with 2000, reflecting a softening economy that has especially affected large commercial and industrial customers such as Wisconsin Electric's largest retail customers, two iron ore mines. Sales to these mines decreased by 17.7% during 2001, with one of the mines currently idle pending a production decision by its owners. Excluding the two mines, total electric sales decreased 1.8% during 2001 and sales to the remaining large commercial/industrial customers decreased by 2.3% when compared with 2000. Due to warmer weather during the summer of 2001, a 1.8% increase in sales to residential customers, who are more weather sensitive and contribute higher margins than other customer classes, partially offset the effects of the soft economy on electric sales during 2001. As measured by cooling degree days, 2001 was 25.6% warmer than 2000 and 3.8% warmer than normal. Sales for resale to other utilities, the Resale-Utilities customer class, declined 26.8% during 2001 primarily as a result of a reduced demand for wholesale power.

During 2000, total electric energy sales increased by 2.5% compared with 1999, mostly reflecting growth in the average number of residential, small commercial/industrial and other retail/municipal customers and a 13.1% increase in sales to the iron ore mines noted above. Excluding these mines, total electric sales increased by 1.7% and sales to the remaining large commercial/industrial customers were unchanged between the comparative periods. Growth in the average number of customers partially offset the effects of cooler weather during the 2000 cooling season on total electric energy sales and on operating revenues. As measured by cooling degree days, 2000 was 24.8% cooler than 1999 and 17.4% cooler than normal.

Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares Wisconsin Energy's gas utility operating revenues and its gross margin (total gas utility operating revenues less cost of gas sold) during 2001 and 1999 with similar information for 2000 on an actual and pro forma basis.

		Pro forma	Actual
Gas Utility Operations	2001	2000 (a)	2000 (b)	1999
	(Millions of Dollars)

Gas Operating Revenues	$1,074.5	$952.3	$736.3	$306.8
Cost of Gas Sold	751.6	613.8	486.7	174.0
Gross Margin	$322.9	$338.5	$249.6	$132.8

(a)

Wisconsin Energy's gas utility information reflects the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000. For further information concerning gas utility operations during the comparative periods, see "Pro Forma Gas Utility Gross Margins and Therm Deliveries" below.

(b)	Wisconsin Energy's financial statements reflect the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000.

During 2001, Wisconsin Energy's gas operating revenues increased by $122.2 million or 12.8% when compared with 2000 pro forma revenues. This increase reflected a $137.8 million increase due to increases in the cost of gas sold offset in part by warmer weather which reduced volumes sold.

During 2000, Wisconsin Energy's total gas utility operating revenues increased by $429.5 million or 140.0% compared with the same period during 1999. Gross margin on gas utility operating revenues increased by $116.8 million or 88.0%. Of these changes, $336.7 million of the increase in total gas utility operating revenues and $109.3 million of the increase in gross margin were attributable to the addition of Wisconsin Gas to the Company in April 2000.

Pro Forma Gas Utility Gross Margin and Therm Deliveries

The following table compares pro forma gas utility gross margin and therm deliveries during 2001, 2000 and 1999 as if Wisconsin Gas had been part of Wisconsin Energy since January 1, 1999. Gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under gas cost recovery mechanisms that do not impact gross margin.

Pro Forma	Gross Margin			Therm Deliveries
Gas Utility Operations	2001	2000 (a)	1999 (a)	2001	2000 (a)	1999 (a)
	(Millions of Dollars)			(Millions)
Customer Class
Residential	$209.0	$216.0	$207.0	756.3	803.8	769.4
Commercial/Industrial	62.3	64.4	61.6	427.7	462.1	445.8
Interruptible	2.0	2.5	3.9	25.8	35.2	45.3
Total Retail Gas Gross Margin	273.3	282.9	272.5	1,209.8	1,301.1	1,260.5
Transported Gas	41.4	47.0	41.2	787.4	897.1	903.7
Other Operating	8.2	8.6	8.1	-	-	-
Total Operating Gross Margin	$322.9	$338.5	$321.8	1,997.2	2,198.2	2,164.2

Weather -- Degree Days (b)
Heating (6,821 Normal)				6,338	6,716	6,318

(a)	Information for the years 2000 and 1999 include Wisconsin Gas as if it had been part of Wisconsin Energy since January 1, 1999.
(b)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

Gas margins totaled $322.9 million in 2001, or a $15.6 million decline from 2000 pro forma amounts. This decline was directly related to warmer winter weather which reduced the heating load. Total therm deliveries of natural gas decreased by 9.1% during 2001, but varied within customer classes. Volume deliveries for the residential and commercial/industrial customer classes decreased by 5.9% and 7.4%, respectively, reflecting warmer weather. Residential and commercial customers are more weather sensitive and contribute higher margins per therm than other customers. Transportation volumes were 12.2% lower than the prior year reflecting fuel switching to lower-cost fuel options and a softening economy.

Other Utility Segment Items

Other Operation and Maintenance Expenses:   Other operation and maintenance expenses increased by $23.9 million during 2001 when compared with 2000 pro forma amounts. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $44.9 million of higher electric transmission expenses caused by a change in how electric transmission costs are recorded as a result of the transfer of Wisconsin Electric's and Edison Sault's electric transmission assets to ATC on January 1, 2001. Partially offsetting this was a reduction in costs as a result of the WICOR merger, which led to the consolidation of common operating and support areas.

The most significant change in other operation and maintenance expenses between 2000 and 1999 resulted from $52.7 million of non-recurring charges during 2000 at Wisconsin Electric associated with the WICOR merger including severance, benefits and other items. Increased other operation and maintenance expenses during 2000, excluding Wisconsin Gas, were also attributable to $14.8 million of higher non-fuel fossil generation expenses and $9.0 million of higher electric distribution expenses offset in part by an $8.8 million decline in nuclear non-fuel expenses and a $9.9 million decline in customer service expenses.

Depreciation, Decommissioning and Amortization Expenses:   Depreciation, decommissioning and amortization expenses were $1.1 million lower during 2001 compared with 2000 pro forma. The transfer of electric transmission assets to the ATC resulted in a reduction in depreciation expense, which was partially offset by increased capital asset additions for electric generation and for electric and gas distribution systems.

Excluding Wisconsin Gas, depreciation, decommissioning and amortization expenses were $39.0 million higher during 2000 compared with 1999. Pursuant to a 1998 rate order for the 1998/1999 test year, Wisconsin Electric was amortizing pre-1991 contributions in aid of construction. This amortization, which was completed as of December 31, 1999, had the effect of reducing depreciation expense by $22.8 million in 2000 compared to 1999. Higher average depreciable property during 2000 also contributed to an increase in depreciation expense.

NON-UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

As part of its ongoing efforts to divest non-core assets, the Company significantly reduced certain of Wisvest's operations during 2001. The Company is evaluating bids to sell two fossil-fueled power plants in the state of Connecticut owned by Wisvest-Connecticut, LLC, a wholly-owned subsidiary of Wisvest. The ultimate timing, proceeds and any gain or loss as a result of the asset sale is dependent upon many factors, including, but not limited to the independent power markets, forward electric price curves, the ability of independent power producers to obtain financing and general economic conditions. The following table compares the non-utility energy segment's earnings during 2001 and 1999 with similar actual and pro forma information for 2000. In addition, the table summarizes electric megawatt-hour sales by Wisvest-Connecticut's power plants as well as electric and natural gas sales from non-utility energy marketing, trading and services operations during the comparative periods.

		Pro forma	Actual
Non-Utility Energy Segment	2001	2000 (a)	2000 (b)	1999(c)
	(Millions of Dollars, Except Statistics)
Operating Revenues
Independent Power Production	$213.8	$149.5	$149.5	$101.1
Energy Marketing, Trading & Services	97.9	220.0	194.2	74.5
Other	25.6	33.1	29.1	17.6
Total Operating Revenues	337.3	402.6	372.8	193.2
Fuel and Purchased Power	142.8	168.6	168.6	129.2
Cost of Gas Sold	72.2	133.5	108.0	-
Cost of Goods Sold	6.8	8.2	8.2	-
Gross Margin	115.5	92.3	88.0	64.0
Other Operating Expenses	79.3	86.3	81.7	44.3
Operating Income	36.2	6.0	6.3	19.7
Other Income	5.6	24.0	24.0	6.8
Financing Costs	17.2	30.0	29.8	21.8
Adjusted Income Before Income Taxes	24.6	-	0.5	4.7
Income Tax Expense/ (Benefit)	9.8	(0.5)	(0.4)	2.0
Adjusted Earnings (d)	$14.8	$0.5	$0.9	$2.7
	====	====	====	====
Net Earnings	$18.7	$39.0	$39.4	$2.7
	====	====	====	====
Statistics
Independent Power Production
Electric Megawatt-Hour Sales (Thousands)	4,428.2	3,213.2	3,213.2	2,417.2
Energy Marketing, Trading & Services
Electric Megawatt-Hour Sales (e) (Thousands)	457.6	2,091.2	2,091.2	1,598.1
Gas Therm Sales (b) (Millions)	100.3	267.0	187.6	-

(a)	Includes the operations of the WICOR subsidiaries as if they had been part of Wisconsin Energy since January 1, 2000.

(b)

Reflect the operations of WICOR Energy Services and FieldTech, subsidiaries of WICOR, subsequent to the merger on April 26, 2000. During April 2001, the operations of WICOR Energy Services were merged into an unconsolidated affiliate of Wisconsin Energy, ending direct gas marketing activities by the non-utility energy segment. In May 2001, FieldTech was sold to an unrelated third party.

(c)	Includes the operations of Wisvest-Connecticut subsequent to their acquisition in April 1999.

(d)

Adjusted earnings during 2001 exclude $16.5 million of net gains on the sale of assets partially offset by $12.6 million of net charges related to SFAS 133. Adjusted earnings during 2000 exclude $54.6 million of net gains on the sale of assets partially offset by $16.1 million of net non-recurring charges relating to severance costs associated with the divestiture of non-core businesses and to write-downs associated with certain investments.

(e)

During the fourth quarter of 2001, the operations of Griffin Energy Marketing, L.L.C., a division of Wisvest, were halted, ending electric marketing activities by the non-utility energy segment. Griffin's activities wound down throughout 2001 as it closed out previously negotiated transactions.

During 2001, adjusted earnings of the non-utility energy segment grew by $13.9 million when compared with 2000 on an actual basis or by $14.3 million when compared with 2000 on a pro forma basis. Adjusted earnings during 2001 exclude $16.5 million of net gains on the sale of assets offset in part by net charges of $12.6 million as a result of the adoption of SFAS 133 on January 1, 2001 and subsequent valuation charges from applying SFAS 133 during the year. Adjusted earnings during 2000 exclude $54.6 million of net gains on the sale of assets offset in part by $16.1 million of after-tax non-recurring charges during the fourth quarter of 2000 relating to severance costs associated with the divestiture of non-core businesses and for write-downs associated with certain investments.

Adjusted earnings increased during 2001 primarily due to improved operating results from Wisvest-Connecticut's two power plants offset in part by start up costs associated with W.E. Power, LLC. Beginning in the fourth quarter of 2000, the Wisvest-Connecticut assets are accounted for as assets held for sale. Under this accounting, no depreciation expense of long-lived assets is reported. This change in accounting benefited the non-utility energy segment by approximately $0.05 per share when compared to 2000.

During 2001, both of Wisvest-Connecticut's plants operated for the full year. During 2000, one of Wisvest-Connecticut's plants experienced an extended outage which increased purchased power and maintenance costs. During 1999, the Company did not operate Wisvest-Connecticut's two plants until April, when the plants were originally acquired.

MANUFACTURING SEGMENT CONTRIBUTION TO EARNINGS

During 2001, the manufacturing segment contributed $29.1 million to earnings before merger costs, which was slightly better than the prior year pro forma amounts. Including merger costs, net income was $9.7 million, or $1.7 million better than 2000 pro forma amounts. Prior to the WICOR acquisition, Wisconsin Energy did not have a manufacturing segment. The following table summarizes the manufacturing segment's earnings during 2001with similar information for 2000 on an actual and pro forma basis.

		Pro forma	Actual
Manufacturing Segment	2001	2000 (a)	2000 (b)
	(Millions of Dollars)
Operating Revenues
Domestic	$444.9	$433.9	$294.1
International	140.2	141.3	88.1
Total Operating Revenues	585.1	575.2	382.2
Cost of Goods Sold	423.6	414.1	270.8
Gross Margin	161.5	161.1	111.4
Other Operating Expenses	107.2	106.8	71.0
Operating Income	54.3	54.3	40.4
Other Income (Deductions)	0.3	(0.5)	(0.8)
Financing Costs	7.1	6.9	4.3
Adjusted Income Before Income Taxes	47.5	46.9	35.3
Income Taxes	18.4	18.0	13.8
Adjusted Earnings Before WICOR merger costs	29.1	28.9	21.5
WICOR merger costs, after tax (c)	19.4	20.9	14.0
Net Earnings	$9.7	$8.0	$7.5
	=====	=====	=====

(a)	Includes operations of the manufacturing segment as if it had been part of Wisconsin Energy since January 1, 2000.

(b)	Wisconsin Energy's financial statements reflect operations of the manufacturing segment subsequent to the WICOR merger on April 26, 2000.

(c)	Merger-related costs represent WICOR acquisition purchase accounting entries, primarily goodwill amortization and interest expense.

Operating revenues were up by $9.9 million during 2001 as compared to pro forma operating revenues in 2000 primarily due to acquisitions, offset partially by the effects of a decline in the economy on base-business sales and unfavorable foreign currency translations. The manufacturing segment's modest decline reflects the steadiness and diversification of the markets it serves. For the year, operating income of $54.3 million was essentially flat compared with 2000 on a pro forma basis. In spite of additional operations due to the acquisitions, other operating expenses increased slightly reflecting aggressive cost reduction initiatives implemented early in the year. The manufacturing segment's results for 2000 were impacted by a series of expenses associated with the defense of intellectual property rights, development of a new beverage dispensing technology and the integration of an acquisition.

CONSOLIDATED OTHER INCOME AND DEDUCTIONS

During 2001, the Company incurred $73.0 million of charges, which are recorded as "Other" in Other Income and Deductions. These charges primarily represented $38.5 million of SFAS 133 charges related to the decline in oil prices and $37.6 million in write-downs in the Witech venture capital portfolio. During 2000, the Company incurred $39.3 million of charges which are recorded in "Other" in Other Income and Deductions. These charges primarily represented write-downs of non-core assets.

CONSOLIDATED FINANCING COSTS

During 2001, total financing costs were $246.6 million, up slightly from 2000 amounts but mitigated by the decline in short-term interest rates in 2001. During 2000, financing costs were $244.8 million, or $94.3 million higher than 1999. The 2000 financing costs were influenced by the April 2000 acquisition of WICOR, which resulted in almost $1.5 billion of additional debt for the Company.

CONSOLIDATED INCOME TAXES

The Company's consolidated effective income tax rate was 41.9%, 44.9%, and 34.7% for the three years ending December 31, 2001, respectively. The 2001 effective income tax rate reflects the amortization of the WICOR goodwill which is not deductible for income tax purposes. The 2000 effective income tax rate includes the amortization of WICOR goodwill for eight months, as well as the impact of unrealized capital losses. The 1999 effective income tax rate does not include WICOR goodwill amortization, and it includes a regulatory adjustment for the accounting for contributions in aid of construction which reduced the effective tax rate by 2.5%.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes Wisconsin Energy's cash flows during 2001, 2000 and 1999:

Wisconsin Energy Corporation	2001	2000 (a)	1999
	(Millions of Dollars)
Cash Provided by (Used in)
Operating Activities	$555.8	$461.0	$306.9
Investing Activities	($464.3)	($1,520.5)	($888.8)
Financing Activities	($85.0)	$1,026.5	$638.8

(a)	Includes the operations of the WICOR subsidiaries subsequent to the merger on April 26, 2000.

Operating Activities

During 2001, cash flow from operations increased to $555.8 million, or a $94.8 million improvement over 2000. This increase was primarily attributable to increased operating income and higher non-cash charges. During 2000, cash flow from operations increased by $154.1 million over 1999 due primarily to increased non-cash charges and a $110 million payment made in 1999 related to litigation. This payment was returned to the Company with interest in early 2002.

Investing Activities

During 2001, the Company spent $672.5 million on capital expenditures, which was a $61.5 million increase over 2000. The largest increase in capital expenditures came within the utility energy segment for electric and gas distribution assets. During 2001, the Company's manufacturing segment also made acquisitions totaling $35.7 million. In 2000, the Company completed the WICOR acquisition at a purchase price of $1.2 billion, as well as a small manufacturing acquisition. These acquisitions were initially financed with short-term commercial paper.

In 2001, the Company continued its strategy of divesting non-core assets. During 2001, the Company received proceeds from asset divestitures of $294.4 million related to the transfer of electric transmission assets to ATC and the successful sale of the Wisvest Blythe project and FieldTech. During 2000, the Company received proceeds from asset sales of approximately $408.4 million which primarily reflects the sale of Wisvest's investment in SkyGen, an independent power producer. The SkyGen sale resulted in a gain of $0.45 per share in 2000.

Financing Activities

In September 2000, the Company initiated a share repurchase program. Under the program, the Company repurchased and retired 10.9 million shares through December 31, 2001 at a cost of $234.5 million. It is expected that this program will continue during 2002. In September 2000, the Company also announced a reduction in the quarterly dividend from $0.39 per share to $0.20 per share. This action reduced the dividends paid in 2001 as compared to 2000 and also reduced the proceeds from the issuance of common stock under the dividend reinvestment program.

During 2001, the Company refinanced approximately $1.3 billion of commercial paper through the issuance of intermediate-term senior notes. In January 2002, the Company redeemed $100 million of 8 3/8% long-term debt and $3.4 million of 9 1/8% long-term debt. These redemptions were financed with short-term commercial paper bearing rates of approximately 2%. The 2002 redemptions are expected to have an initial cost of $0.03 per share associated with the redemption premium; however, it is expected that the current short-term rates will result in reduced interest costs during 2002.

CAPITAL RESOURCES AND REQUIREMENTS

As Wisconsin Energy continues to implement its strategy of leveraging on the core competencies of its business segments and building financial strength, Wisconsin Energy expects to continue to divest of non-core assets, invest in core assets, buy back common stock and pay down debt.

Capital Resources

The Company anticipates meeting its capital requirements during 2002 primarily through internally generated funds and net proceeds as a result of asset sales. Beyond 2002, Wisconsin Energy anticipates meeting its capital requirements through internally generated funds supplemented, when required, through the issuance of debt securities.

The Company has access to the capital markets and has been able to generate funds internally and externally to meet its capital requirements. Wisconsin Energy's ability to attract the necessary financial capital at reasonable terms is critical to the Company's overall strategic plan. Wisconsin Energy believes that it has adequate capacity to fund its operations for the foreseeable future through its borrowing arrangements and internally generated cash.

On December 31, 2001, Wisconsin Energy had $945 million of total available unused short-term borrowing capacity on a consolidated basis under existing commercial paper programs and other short-term borrowing arrangements. On that date, Wisconsin Energy had $1.7 billion of available unused lines of bank credit on a consolidated basis to support its outstanding commercial paper program and other short-term borrowing arrangements.

The following table shows Wisconsin Energy's consolidated capitalization structure at December 31:

Capitalization Structure	2001		2000
	(Millions of Dollars)

Common Equity	$2,056.1	31.4%	$2,016.8	31.4%
Preferred Stock	30.4	0.5%	30.4	0.5%
Trust Preferred Securities	200.0	3.0%	200.0	3.1%
Long-Term Debt (including
current maturities)	3,721.6	56.7%	2,788.1	43.4%
Short-Term Debt	550.4	8.4%	1,386.1	21.6%
Total	$6,558.5	100.0%	$6,421.4	100.0%

As described in "Note A -- Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements, certain restrictions exist on the ability of Wisconsin Energy's subsidiaries to transfer funds to Wisconsin Energy. The Company does not expect these restrictions to have any material effect on its operations or ability to meet its cash obligations.

Access to capital markets at a reasonable cost is determined in large part by credit quality. The following table summarizes the current ratings of the debt securities of Wisconsin Energy and its subsidiaries by Standard & Poors Corporation ("S&P"), Moody's Investors Service ("Moody's") and Fitch. Commercial paper of WICOR Industries is unrated.

	S&P	Moody's	Fitch
Wisconsin Energy
Commercial Paper	A-2	P-1	F1
Unsecured Senior Debt	A-	A2	A+

Wisconsin Electric
Commercial Paper	A-1	P-1	F1+
Secured Senior Debt	A	Aa2	AA
Unsecured Debt	A-	Aa3	AA-
Preferred Stock	BBB+	A2	AA-

Wisconsin Gas
Commercial Paper	A-1	P-1	F1+
Unsecured Senior Debt	A	Aa2	AA-

Wisconsin Energy Capital Corporation
Unsecured Debt	A-	A2	A+

WEC Capital Trust I
Trust Preferred Securities	BBB	A3	A

S&P's and Moody's current outlook for Wisconsin Energy and its subsidiaries is stable while Fitch currently maintains a negative outlook for Wisconsin Energy Corporation and for Wisconsin Energy Capital Corporation. Fitch's outlook for Wisconsin Electric and Wisconsin Gas is currently stable.

Wisconsin Energy believes these security ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these security ratings reflect the views of the rating agencies. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

Capital Requirements

Total capital expenditures, excluding the purchase of nuclear fuel, are currently estimated to be $661 million during 2002 attributable to the following operating segments:

	Estimated	Actual
Capital Expenditures	2002	2001
	(Millions of Dollars)

Utility Energy	$466	$428.7
Non-Utility Energy
Power the Future	44	6.1
Other	23	121.6
Manufacturing	20	27.1
Other	108	89.0
Total	$661	$672.5

Due to changing environmental and other regulations such as air quality standards or electric reliability initiatives that impact the Company's utility energy segments, future long-term capital requirements may vary from recent capital requirements. The utility energy segment currently expects capital expenditures, excluding the purchase of nuclear fuel and expenditures for new generating capacity contained in the Power the Future strategy described below, to be between $400 million and $500 million per year during the next five years.

Capital requirements over the next decade for Power the Future include approximately $3.0 billion to construct 2,800 megawatts of new natural gas-based and coal-based generating capacity, approximately $1.3 billion to upgrade existing electric generating assets and approximately $2.7 billion for energy distribution system upgrades.

The capital required to support the $3.0 billion of new generation over the next 10 years is expected to come from a combination of internal and external sources. With the dividend reduction that began in 2001, the Company is expected to retain almost $90 million per year of additional cash flows, which will provide substantial funding for new generation. The Company is also divesting non-utility assets which will provide additional cash. Subject to PSCW approval, the new generating plants will be constructed by W.E. Power, a non-utility subsidiary, and leased to the utility under 20-25 year lease agreements. It is expected that the utility will recover the lease payments in its utility rates. It is anticipated that the utility will need external financing as the plants are constructed, but the cash flows from the lease payments, the asset divestitures and the additional cash retained within the Company as a result of the dividend reduction are expected to eliminate the need for additional equity financing.

Wisconsin Energy is a party to various financial instruments with off-balance sheet risk as a part of its normal course of business, including financial guarantees and letters of credit which support construction projects, commodity contracts and other payment obligations. The Company's estimated maximum exposure under such agreements is approximately $106 million as of December 31, 2001. However, the Company believes the likelihood is remote that material payments will be required under these agreements.

The Company has the following contractual obligations and other commercial commitments as of December 31, 2001:

	Payments Due by Period
Contractual Obligations (a)	Less than 1 yr	2-5 years	After 5 years	Total
	(Millions of Dollars)

Long-Term Debt (b)	$456.9	$1,215.1	$1,880.6	$3,552.6
Capital Lease Obligations (c)	56.7	149.6	469.9	676.2
Operating Lease Obligations (d)	7.4	20.7	14.8	42.9
Unconditional Purchase Obligations (e)	9.6	38.4	-	48.0
Other Long-Term Obligations (f)	348.1	609.5	357.0	1,314.6
Total Contractual Cash Obligations	$878.7	$2,033.3	$2,722.3	$5,634.3

(a)	The amounts included in the table are calculated using current market prices, forward curves and other estimates. Contracts with multiple unknown variables have been omitted from the analysis.

(b)	Principal payments on Long-Term Debt of Wisconsin Energy and affiliates (excluding capital lease obligations).

(c)	Capital Lease Obligations of Wisconsin Electric for nuclear fuel lease and purchase power commitment.

(d)	Operating Leases Obligations for equipment, vehicles and property for Wisconsin Energy and affiliates.

(e)	Unconditional Purchase Obligations for information technology and other services for utility operations.

(f)

Other Long-Term Obligations under various contracts of Wisconsin Energy and affiliates for the procurement of fuel, power, gas supply and associated transportation, primarily related to utility operations.

Obligations for utility operations by Wisconsin Energy's utility affiliates have historically been included as part of the rate making process and therefore generally recoverable from customers.

FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS

The Company is potentially exposed to market and other significant risks as a result of the nature of its businesses and the environment in which those businesses operate. Such risks, described in further detail below, include but are not limited to: (1) Commodity price risks related to electric generation fuel costs, the market price of electricity and the price of natural gas; (2) Regulatory risk associated with the recovery of fuel and purchased power costs of Wisconsin Electric; (3) Weather fluctuations; (4) Interest rate risks associated with the Company's portfolio of short and long-term debt; (5) Marketable securities return risk related to debt and equity investments held in various trust funds; (6) Independent power project risks associated with the divestiture of non-utility energy segment assets; (7) Foreign currency exchange rate risks linked to purchases and sales within the manufacturing segment; (8) Economic risks; and (9) Inflationary risks to future results of operations, especially as they relate to expenses associated with employee medical health plans and post retirement benefits.

Commodity Price Risk:   In the normal course of business, the Company's utility and non-utility power generation subsidiaries utilize contracts of various duration for the forward sale and purchase of electricity. This is done to effectively manage utilization of their available generating capacity and energy during periods when available power resources are expected to exceed the requirements of their obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. The Company manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers for the purchase of coal, uranium, natural gas and fuel oil.

Wisconsin's retail electric fuel cost adjustment procedure mitigates some of Wisconsin Electric's risk of electric fuel cost fluctuation. On a prospective basis, if cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted, subject to risks associated with the regulatory approval process noted below. The PSCW has authorized dollar for dollar recovery of natural gas costs for the gas utility operations of Wisconsin Electric and Wisconsin Gas through gas cost recovery mechanisms, which mitigates most of the risk of gas cost variations. For additional information concerning the electric utility fuel cost adjustment procedure and the natural gas utilities' gas cost recovery mechanisms, see "Rates and Regulatory Matters" below.

At December 31, 2001, the majority of the commodity contracts in the non-utility segment are at Wisvest Connecticut. Assuming a 10% price change for fuel oil based upon forward market prices as of December 31, 2001, the Company would record approximately a $12.4 million increase or decrease in pre-tax income.

Regulatory Recovery Risk:   The electric operations of Wisconsin Electric burn natural gas in several of its peaker power plants or as a supplemental fuel at several coal-fired plants, and the cost of purchased power is tied to the cost of natural gas in many instances. Wisconsin Electric bears significant regulatory risk for the recovery of such fuel and purchased power costs when they are higher than the base rate established in its rate structure.

As noted above, the electric operations of Wisconsin Electric operate under a fuel cost adjustment clause in the Wisconsin retail jurisdiction for fuel and purchased power costs associated with the generation and delivery of electricity. This clause establishes a base rate for fuel and purchased power, and Wisconsin Electric assumes the risks and benefits of fuel cost variances that are within 3% of the base rate. For 2001 and 2000, actual fuel and purchased power costs at Wisconsin Electric exceeded base fuel rates by $0.1 million and $25.9 million, respectively. In 2001, the base fuel rates included a fuel surcharge. For 1999, actual Wisconsin Electric fuel and purchased power costs were $1.5 million less than base fuel rates.

Weather:   The rates of Wisconsin Electric and Wisconsin Gas are set by the PSCW based upon estimated temperatures which approximate 20-year averages. Wisconsin Electric's electric revenues are sensitive to the summer cooling season, and to some extent, to the winter heating season. The gas revenues of Wisconsin Electric and Wisconsin Gas are sensitive to the winter heating season. A summary of actual weather information in the utility segment's service territory during 2001, 2000 and 1999, as measured by degree-days, may be found above in "Results of Operations."

Temperature can also impact demand for electricity in regions where the Company has invested in non-utility energy assets or projects.

Interest Rate Risk:   The Company, including its affiliates, has various short-term borrowing arrangements to provide working capital and general corporate funds. Wisconsin Energy also has variable rate long-term debt outstanding at December 31, 2001. Borrowing levels under such arrangements vary from period to period depending upon capital investments and other factors. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

The Company performed an interest rate sensitivity analysis at December 31, 2001 of its outstanding portfolio of $550.4 million short-term debt with a weighted average interest rate of 2.09% and $578.0 million of variable-rate long-term debt with a weighted average interest rate of 2.97%. A one-percentage point change in effective interest rates would have caused the Company's annual interest expense to increase or decrease by approximately $5.5 million before taxes from short-term borrowings and $5.0 million before taxes from variable rate long-term debt outstanding.

Marketable Securities Return Risk:   The Company funds its pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect future pension, other postretirement benefit and nuclear decommissioning expenses. Future annuity payments to these trust funds can also be affected by changes in the market price of trust fund assets. Wisconsin Energy expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators. The Company is currently operating under a PSCW ordered, qualified five-year rate freeze. For further information, see "Rates and Regulatory Matters" below.

At December 31, 2001, the Company held the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

Wisconsin Energy Corporation	Millions of Dollars

Pension trust funds	$1,062.7
Nuclear decommissioning trust fund	$589.6
Other postretirement benefits trust funds	$148.8

The Company manages its fiduciary oversight of the pension and other postretirement plan trust fund investments through a Board-appointed Investment Trust Policy Committee. Qualified external investment managers are engaged to manage the investments. The Company conducts asset/liability studies periodically through an outside investment advisor. The current study projects long-term, annualized returns of approximately 9%.

Fiduciary oversight for the nuclear decommissioning trust fund investments is also the responsibility of the Board-appointed Investment Trust Policy Committee. Qualified external investment managers are also engaged to manage these investments. An asset/liability study is periodically conducted by an outside investment advisor, subject to additional constraints established by the PSCW. The current study projects long-term, annualized returns of approximately 9%. Current PSCW constraints allow a maximum allocation of 65% equities. The allocation to equities is expected to be reduced as the date for decommissioning Point Beach Nuclear Plant approaches in order to increase the probability of sufficient liquidity at the time the funds will be needed.

Wisconsin Electric insures various property and outage risks through Nuclear Electric Insurance Limited ("NEIL"). Annually, NEIL reviews its underwriting and investment results and determines the feasibility of granting a distribution to policyholders. Wisconsin Electric has received at least $9.0 million before taxes as its share of distributions in recent years. Adverse loss experience, rising reinsurance costs, or impaired investment results at NEIL could result in increased costs to Wisconsin Electric.

Independent Power Project ("IPP") Market Risk:   Prior to the September 2000 Power the Future strategic announcement, the Company made significant commitments to develop, build and own non-utility power plants. Subsequent to September 2000, the Company made significant progress in exiting many of these projects, which resulted in gains during 2001 and 2000. As of December 31, 2001, the Company had approximately $650 million of investments in non-utility energy assets. In the fourth quarter of 2001, the IPP market experienced a significant decline driven by several factors, including the softening economy, the financial viability of energy companies with large IPP investments, lower forward electric price curves and a significant tightening of credit to this market. These factors may adversely impact the timing, proceeds and the gain or loss on future sales of non-utility energy assets.

Foreign Currency Exchange Rate Risk:   The Company manages foreign currency market risks through the use of a variety of financial and derivative instruments. The Company uses forward exchange contracts and other activities to hedge the U.S. dollar value resulting from anticipated foreign currency transactions. The notional amount of these contracts is not significant to the Company.

The Company generally uses natural hedges to minimize exposures to the revaluation of assets and liabilities denominated in foreign currencies. The Company's net exposure at December 31, 2001 was immaterial.

Economic Risk.   The Company is exposed to market risks in the regional Midwest economy for the utility energy segment and worldwide economic trends for the manufacturing segment. The Company uses diversification in its portfolio of businesses to reduce its exposure to economic fluctuations.

Inflationary Risk:   The Company continues to monitor the impact of inflation, especially with respect to the rising costs of medical plans, in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. Except for continuance of an increasing trend in the inflation of medical costs and the impacts on the Company's medical and post retirement benefit plans, the Company has expectations of low-to-moderate inflation. Wisconsin Energy does not believe the impact of general inflation will have a material effect on its future results of operations.

For additional information concerning risk factors, including market risks, see "Cautionary Factors" below.

RATES AND REGULATORY MATTERS

The Public Service Commission of Wisconsin regulates retail electric, natural gas, steam and water rates in the state of Wisconsin, while the Federal Energy Regulatory Commission regulates wholesale power, electric transmission and interstate gas transportation service rates. The Michigan Public Service Commission regulates retail electric rates in the state of Michigan.

Wisconsin Jurisdiction

WICOR Merger Order:   As a condition of its March 2000 approval of the WICOR acquisition, the PSCW ordered a qualified five-year freezing of rates for Wisconsin Electric's electric, natural gas and steam utility services and for natural gas rates at Wisconsin Gas that were in effect on January 1, 2001. The Company may seek biennial rate reviews during the five-year rate restriction period limited to "carve out" changes in revenue requirements as a result of:

  Governmental mandates;
  Abnormal levels of capital additions required to maintain or improve reliable electric service; and
  Major gas lateral projects associated with approved natural gas pipeline construction projects.

To the extent that natural gas rates and rules need to be modified during the integration of the gas operations of Wisconsin Electric and Wisconsin Gas, the Company's total gas revenue requirements are to remain revenue neutral under the merger order. In its order, the PSCW found that electric fuel cost adjustment procedures as well as gas cost recovery mechanisms would not be subject to the five-year rate restriction period and that it was reasonable to allow the Company to retain efficiency gains associated with the merger. A full rate review will be required by the PSCW at the end of the five-year rate restriction period.

Wisconsin Electric Power Company:   The table below summarizes the anticipated annualized revenue impact of recent rate changes, primarily in the Wisconsin jurisdiction, authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities.

	Incremental
	Annualized		Authorized
	Revenue	Percent	Return on
	Increase	Change	Common	Effective
Service -- Wisconsin Electric	(Decrease)	in Rates	Equity	Date
	(Millions)	(%)	(%)

Retail gas (a)	$3.6	0.9%	12.2%	12/20/01
Fuel electric, WI (b)	$20.9	1.4%	-	5/03/01
Fuel electric, WI (b)	$37.8	2.5%	-	2/09/01
Fuel electric, MI	$1.0	2.4%	-	1/01/01
Retail electric, WI	$27.5	1.8%	12.2%	1/01/01
Retail electric, WI (c)	$11.3	0.8%	12.2%	8/30/00
Retail gas (c)	($3.6)	(0.9%)	12.2%	8/30/00
Retail electric, WI (c)	$25.2	1.7%	12.2%	4/11/00
Retail gas (c)	$11.6	3.3%	12.2%	4/11/00
Fuel electric, WI	($7.8)	(0.5%)	-	5/01/99

(a)	On 11/1/01 the Milwaukee County Circuit Court overturned the PSCW's 8/30/00 final order for natural gas rates and the PSCW reinstated the higher 4/11/00 interim gas rate order, effective 12/20/01.

(b)	The 2/9/01 order was an interim order that was effective until the 5/3/01 final order was issued by the PSCW. The final 5/3/01 order superceded the 2/9/01 interim order.

(c)	The 4/11/00 order was an interim order that was effective until the 8/30/00 final order was issued by the PSCW. The retail gas 8/30/00 final order was amended in the 12/20/01 Order.

On March 23, 2000, the PSCW approved Wisconsin Electric's request for interim price increases related to the 2000/2001 biennial period, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.3%) increase for gas operations. The interim increase, which was subject to potential refund, became effective April 11, 2000. Rates in the interim order were based upon a 12.2% return on common equity.

On August 30, 2000, the PSCW issued its final order in the 2000/2001 pricing proposal. The final order authorized a $36.5 million (2.5%) increase for electric operations (or $11.3 million higher than authorized in the interim order) as well as an $8 million (2.1%) increase for gas operations (or $3.6 million lower than authorized in the interim order). Wisconsin Electric refunded to gas customers revenues that resulted from the difference in gas rates between the interim and final orders. In its August 30, 2000 final order, the PSCW authorized a second $27.5 million (1.8%) increase for electric operations effective January 1, 2001. Rates in the final order were based upon a 12.2% return on common equity.

On November 14, 2000, Wisconsin Electric filed a petition for judicial review with the Milwaukee County Circuit Court challenging the PSCW's decision to limit the final gas rate increase to $8.0 million rather than the $11.6 million found reasonable for the interim increase. On November 1, 2001 the Milwaukee County Circuit Court ruled in Wisconsin Electric's favor and remanded it back to the PSCW for action. The PSCW did not challenge the courts decision and authorized the Company to increase natural gas rates by $3.6 million effective December 20, 2001.

In its final order related to the 2000/2001 biennial period, the PSCW authorized recovery of revenue requirements for, among other things, electric reliability and safety construction expenditures as well as for nitrogen oxide ("NOx") remediation expenditures. Revenue requirements for electric reliability and safety construction expenditures are subject to refund at the end of 2001 to the extent that actual expenditures are less than forecasted expenditures included in the final order. In March 2000, the PSCW had previously authorized all Wisconsin utilities to depreciate NOx emission reduction costs over an accelerated 10-year recovery period. Due to the uncertainty regarding the level and timing of these expenditures, the PSCW, in its final order, required Wisconsin Electric to establish escrow accounting for revenue requirement components associated with NOx expenditures. Wisconsin Electric's actual NOx remediation expenditures during the 2000/2001 biennial period resulted in an under-spent balance of approximately $8.0 million at the end of 2001 in the NOx escrow account which will need to be addressed in future rate making activities.

Electric Transmission Cost Recovery:   In September 2001, Wisconsin Electric requested that the PSCW approve $58.8 million of annual rate relief to recover costs associated with the formation and operation of ATC , which was designed to enhance access and increase electric system reliability and market efficiency. Wisconsin Electric also is seeking to recover associated incremental transmission costs of the Midwest Independent System Operator, the multi-state organization that will monitor and control electric transmission throughout the Midwest. These increased costs are due to the implementation of capital improvement projects that are expected to increase transmission capacity and reliability. The Company anticipates that cost recovery of the transmission related costs under this request and similar requests in the Michigan Jurisdiction will be earnings neutral subject to approval of these requests by the PSCW and MPSC.

Wisconsin Gas Company:   Wisconsin Gas rates were set within the framework of the Productivity-based Alternative Ratemaking Mechanism, which was established in 1994 and expired on October 31, 2001. Under this mechanism, Wisconsin Gas has the ability to raise or lower margin rates within a specified range on a quarterly basis. Currently, Wisconsin Gas's rates recover $1.5 million per year less than the maximum amount allowed by the PSCW's rate order. The Productivity-based Alternative Ratemaking Mechanism has certain criteria that allow it to be reopened at any time for significant deterioration in safety, failures to meet conservation goals, significant changes in interest rates and "extraordinary items." To date, none of the criteria has been triggered. In its approval of the WICOR acquisition, the PSCW ordered that Wisconsin Gas' natural gas rates remain under the Productivity-based Alternative Ratemaking Mechanism for the program's duration and remain revenue neutral during the remainder of the five-year rate restriction period noted above. Pursuant to that PSCW directive, Wisconsin Gas rates remain at the same levels as were set prior to the expiration of the Productivity-based Alternative Ratemaking Mechanism.

Fuel Cost Adjustment Procedure:   As previously reported, Wisconsin Electric operates under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation and delivery of electricity and purchase power contracts. On December 8, 2000, Wisconsin Electric submitted an application with the PSCW seeking a $51.4 million increase in rates on an expedited basis to recover increased costs of fuel and purchased power in 2001. Wisconsin Electric revised its projected power supply cost shortfall on January 10, 2001 to reflect updated natural gas cost projections for 2001. This update resulted in a request for an additional $11.1 million in 2001, bringing the total requested increase to $62.5 million. Hearings on this matter were held in mid-January 2001. On February 9, 2001, the PSCW issued an interim order authorizing a $37.8 million increase in rates for 2001 power supply costs. Hearings on the final phase of the case were held in late March and early April 2001. The PSCW issued a final order on May 3, 2001, effective immediately, authorizing a total increase in rates of $58.7 million (or an additional $20.9 million over the interim order). Under the fuel rules, Wisconsin Electric would have to refund to customers any over recoveries of fuel costs as a result of the surcharges authorized in 2001. During 2001, the Company did not over recover fuel costs.

On June 4, 2001, two consumer advocacy groups petitioned the Dane County Circuit Court for review of these decisions of the PSCW authorizing Wisconsin Electric to add a surcharge to its electric rates to recover its expected 2001 power supply costs. The petitioners allege that the PSCW made various material errors of law and procedure as a result of which the Court should set aside both the interim and final orders and remand the case to the PSCW. The matter is pending. Wisconsin Electric intends to vigorously defend the PSCW's orders and believes the Court will affirm the PSCW's actions.

Gas Cost Recovery Mechanism:   As a result of the acquisition of WICOR by Wisconsin Energy, the PSCW required similar gas cost recovery mechanisms ("GCRM") for the gas operations of Wisconsin Electric and for Wisconsin Gas. In recent years, Wisconsin Electric has operated under a modified dollar-for-dollar GCRM, which included after the fact prudence reviews by the PSCW, while the Wisconsin Gas GCRM included an incentive mechanism that provides an opportunity for Wisconsin Gas to increase or decrease earnings within certain limited ranges as a result of gas acquisition activities and transportation costs. For both companies, the majority of gas costs are passed through to customers under their existing gas cost recovery mechanisms.

In February 2001, the PSCW issued an order to Wisconsin Electric and to Wisconsin Gas authorizing a similar GCRM for each company. These new GCRMs, which were effective April 1, 2001, are similar to the existing GCRM at Wisconsin Gas. Under the new GCRMs, gas costs will be passed directly to customers through a purchased gas adjustment clause. However, both companies will have the opportunity to increase or decrease earnings by up to approximately 2.5% of their total annual gas costs based upon how closely actual gas commodity and capacity costs compare to benchmarks established by the PSCW. Recent changes in the benchmarks applied resulted in no increase in current earnings under the GCRM in 2001 versus an increase in the earnings of Wisconsin Gas of $3.0 million before tax in 2000.

Commodity Price Risk:   The gas operations of Wisconsin Electric and Wisconsin Gas have commodity risk management programs that have been approved by the PSCW. These programs hedge the cost of natural gas and therefore changes in the value of the financial instruments do not impact net income. These programs allow the Company's gas utilities to utilize call and put option contracts to reduce market risk associated with fluctuations in the price of natural gas purchases and gas in storage. Under these programs, Wisconsin Gas and Wisconsin Electric have the ability to hedge up to 50% of their planned flowing gas and storage inventory volumes. The cost of applicable call and put option contracts, as well as gains or losses realized under the contracts, do not affect net income as they are fully recovered under the purchase gas adjustment clauses of Wisconsin Gas and Wisconsin Electric gas cost recovery mechanisms. In addition, under the Gas Cost Incentive Mechanism, Wisconsin Gas and Wisconsin Electric use derivative financial instruments to manage the cost of gas. The cost of these financial instruments, as well as any gains or losses on the contracts, are subject to sharing under the incentive mechanisms.

Michigan Jurisdiction

Wisconsin Electric Power Company:   In mid-November 2000, Wisconsin Electric submitted an application with the Michigan Public Service Commission requesting an electric retail rate increase of $3.7 million (9.4%) on an annualized basis. Hearings on this rate relief request were completed in June of 2001. In December of 2001, the MPSC issued an order reopening the case on a limited basis to incorporate the rate effects of the transfer of Wisconsin Electric transmission assets to American Transmission Company. Hearings are scheduled for April 2002 with a Proposal for Decision expected around June 1, 2002.

Edison Sault Electric Company:   In September 1995, the Michigan Public Service Commission approved Edison Sault's application to implement price cap regulation for its electric customers in the state of Michigan, capping base rates at existing levels, rolling its existing fuel cost adjustment procedure or Power Supply Cost Recovery ("PSCR") factor into base rates and suspending its existing PSCR clause. Edison Sault is required to give thirty days notice for rate decreases. The order authorizing Edison Sault's price cap represents a temporary experimental regulatory mechanism and allows Edison Sault to file an application seeking an increase in rates under extraordinary circumstances. On October 2, 2000, Edison Sault filed a report with the Michigan Public Service Commission addressing its experience under the price-cap mechanism. In September of 2000, Edison Sault submitted an application to reinstate its PSCR clause in January 2002 and to incorporate therein 2002 incremental ATC charges and certain miscellaneous costs. On October 1, 2001, Edison Sault filed an application with the MPSC to establish its PSCR factor for the year 2002. The matter is pending. Any PSCR revenues collected during 2002 would be subject to a true-up hearing.

Electric Transmission Cost Recovery:   Consistent with the requests in Wisconsin noted above, Wisconsin Electric and Edison Sault requested from the Michigan Public Service Commission in September 2001 rate recovery of estimated 2002 transmission costs over 2001 levels in the amount of $0.3 million for Wisconsin Electric and $0.6 million for Edison Sault for their operations in Michigan through the Michigan Power Supply Cost Recovery mechanism. Both the requests are pending.

ELECTRIC SYSTEM RELIABILITY

In response to customer demand for higher quality power as a result of modern digital equipment, Wisconsin Energy is evaluating and updating its electric distribution system as part of its enhanced Power the Future strategy. The Company is taking some immediate steps to reduce the likelihood of outages by upgrading substations and rebuilding lines to upgrade voltages and reliability. These improvements, along with better technology for analysis of the existing system, better resource management to speed restoration and improved customer communication, are near-term efforts to enhance the Company's current electric distribution infrastructure. In the long-term, Wisconsin Energy is initiating a new distribution system design that is expected to consistently provide the level of reliability needed for a digital economy, using new technology, advanced communications and a two-way electricity flow. Implementation of the Power the Future strategy is subject to a number of state and federal regulatory approvals. For additional information, see "Corporate Developments" above.

Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations during 2001. Public appeals for conservation were not required, nor was there the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates. All of Wisconsin Electric's generating plants performed well during the hottest periods of the summer and all power purchase commitments under firm contract were received.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2002. However, extremely hot weather along with unexpected equipment unavailability could require Wisconsin Electric to call upon load management procedures during 2002 as it has in past years.

ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, Wisconsin Energy faces potentially significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting the Company's utility and non-utility energy segments include but are not limited to (1) air emissions such as carbon dioxide ("CO2"), sulfur dioxide ("SO2"), nitrogen oxide ("NOx"), small particulates and mercury, (2) disposal of combustion by-products such as fly ash, (3) remediation of former manufactured gas plant sites, (4) disposal of used nuclear fuel, and (5) the eventual decommissioning of nuclear power plants. Wisconsin Energy is currently pursuing a proactive strategy to manage its environmental issues including (1) substitution of new and cleaner generating facilities for older facilities as part of the Power the Future strategy, (2) development of additional sources of renewable electric energy supply, (3) participation in regional initiatives to reduce the emissions of NOx from the Company's fossil fuel-fired generating facilities, (4) participation in voluntary programs with the Wisconsin Department of Natural Resources to reduce overall emissions, including mercury, from Wisconsin Electric's coal-fired power plants, (5) recycling of ash from coal-fired generating units and (6) the clean-up of former manufactured gas plant sites. For further information concerning disposal of used nuclear fuel and nuclear power plant decommissioning, see "Nuclear Operations" below and "Note F -- Nuclear Operations" in the Notes to Consolidated Financial Statements, respectively.

National Ambient Air Quality Standards:   In July 1997, the United States Environmental Protection Agency revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in SO2 and NOx emissions from coal-fired generating facilities. If these new standards withstand ongoing legal challenges, Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2004 through 2012, beginning with the ozone transport reductions described below. Reductions associated with the new particulate matter standards are expected to be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

Ozone Non-Attainment Rulemaking:   In October 1998, the United States Environmental Protection Agency promulgated ozone transport rules to address transport of NOx and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NOx emissions by May 1, 2003. A court decision on these challenges was issued in March 2000 excluding the state of Wisconsin but continuing to include southern Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules.

Independent of any court decisions, Wisconsin and some other states in the Lake Michigan region have concluded rulemaking proceedings that require utilities, including Wisconsin Electric, to reduce NOx emissions as part of separate, existing 1-hour ozone attainment demonstration rules required by the United States Environmental Protection Agency for the Lake Michigan region's severe non-attainment areas. In the meantime, ambient monitoring data from the past three years shows that the Lake Michigan region is now in attainment with the 1-hour ozone standard. The state of Wisconsin and other Lake Michigan region states are in the process of submitting a redesignation (to attainment) plan to the United States Environmental Protection Agency. This plan will continue to require the utility NOx reductions previously required when the area was in nonattainment. The NOx reductions will now be part of the maintenance and contingency plans required by the redesignation plan.

Michigan's and Wisconsin's rules are both in effect. Wisconsin Electric currently expects to incur total capital costs of $150 million to $200 million and annual operation and maintenance costs of $6 million to $9 million during the period 2001 through 2004 to comply with the Michigan and Wisconsin rules. Wisconsin Electric believes that compliance with the NOx emission reductions requirements will substantially mitigate costs to comply with the United States Environmental Protection Agency's July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the PSCW approved Wisconsin Electric's comprehensive plan to meet the Wisconsin regulations, permitting recovery in rates of NOx emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

Mercury Emission Control Rulemaking:   As required by the 1990 amendments to the Federal Clean Air Act, the United States Environmental Protection Agency issued a regulatory determination in December 2000 that utility mercury emissions should be regulated. The United States Environmental Protection Agency will develop draft rules within the next three years. In June 2001, the Wisconsin Department of Natural Resources ("WDNR") independently developed draft mercury emission control rules that would affect electric utilities in Wisconsin. The draft rules call for 30%, 50% and 90% reductions in mercury air emissions over 5, 10 and 15 years, respectively. The draft rules also require offsets for new mercury-emitting generating facilities. Wisconsin's draft rules were not finalized before the end of 2001 and will likely be revised before being finalized. The Company is currently unable to predict the ultimate rules that will be developed and adopted by the United States Environmental Protection Agency or the WDNR, nor is it able to predict the impacts, if any, that the United States Environmental Protection Agency 's and WDNR's mercury emission control rulemakings might have on the operations of its existing or potential coal-fired generating facilities.

Manufactured Gas Plant Sites:   Wisconsin Electric and Wisconsin Gas are voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see "Note O -- Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

Ash Landfill Sites:   Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. For further information, see "Note O -- Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

Manufacturing Segment:   WICOR Industries, Inc. has provided reserves sufficient to cover its estimated costs related to known contamination associated with its manufacturing facilities.

EPA Information Requests:   Wisconsin Electric and Wisvest-Connecticut LLC., a wholly owned subsidiary of Wisvest, have each received requests for information from the United States Environmental Protection Agency regional offices pursuant to Section 114(a) of the Clean Air Act. For further information, see "Note O -- Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

LEGAL MATTERS

Giddings & Lewis Inc./City of West Allis Lawsuit:   In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. In September 2001, the Wisconsin Court of Appeals overturned the $100 million punitive damage award and remanded the punitive damage claim back to the lower court for retrial. In January 2002, the Wisconsin State Supreme Court denied the plaintiffs petition for review. For further information, see "Note O -- Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

Wisconsin International Electric Power Litigation:   During 1999, Wisconsin Electric and Wisconsin International Electric Power, Ltd. reached settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to development of an electric generating plant at Subic Bay in the Philippines. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid Wisconsin International Electric Power, Ltd. $18.0 million ($10.8 million, or $0.09 per share for Wisconsin Energy, after tax) in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice.

NUCLEAR OPERATIONS

Point Beach Nuclear Plant:   Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin which are operated by Nuclear Management Company, LLC ("NMC"), a joint venture of the Company and affiliates of other unaffiliated utilities. During 2001, 2000, and 1999, Point Beach provided 25%, 23% and 22% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In July 2000, Wisconsin Electric's senior management authorized the commencement of initial design work for the power uprate of both units at Point Beach. Subject to approval by the Wisconsin Energy Board of Directors and the PSCW, the project may be completed by May 2008 and could add approximately 90 megawatts of electrical output to Point Beach.

Wisconsin Electric has formed an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by late 2002. Based upon the results of this evaluation and subject to approval by executive management and by the Board of Directors of Wisconsin Energy in early 2003, Wisconsin Electric will determine whether to seek appropriate regulatory approvals, including submittal of an application to the Nuclear Regulatory Commission, in mid 2003 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

Used Nuclear Fuel Storage and Disposal:   During 1995, Wisconsin Electric completed construction of a facility at Point Beach for the temporary dry storage of up to 48 canisters containing used nuclear fuel. During 2000, Wisconsin Electric finished loading the last of twelve canisters originally authorized by the PSCW. On March 13, 2001, the PSCW approved a May 2000 application for authority to load additional temporary used fuel dry storage containers beyond the twelve that were originally authorized. The application requested authorization for sufficient additional containers, at a cost of up to approximately $46 million, to operate Point Beach Units 1 and 2 to the end of their current operating licenses, but not to exceed the original 48-canister capacity of the facility. NMC is under contract with a new vendor to supply the next generation of used fuel dry storage containers for Point Beach.

Temporary storage alternatives at Point Beach are necessary until the United States Department of Energy takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the "Waste Act"). Effective January 31, 1998, the Department of Energy failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $177.6 million over the life of the plant. The Department of Energy has indicated that it does not expect a permanent used fuel repository to be available any earlier than 2010. It is not possible, at this time, to predict with certainty when the Department of Energy will actually begin accepting used nuclear fuel.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the Department of Energy's failure to begin performance by January 31, 1998 constituted a breach in the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, Wisconsin Electric filed a complaint on November 16, 2000 against the Department of Energy in the Court of Federal Claims. The matter is pending. As of August 2000, Wisconsin Electric has incurred damages in excess of $35 million, which it seeks to recover from the United States Department of Energy. Damages will continue to accrue, and, accordingly, Wisconsin Electric expects to seek to recover all of its damages in this lawsuit.

During 2000, President Clinton vetoed legislation that would have required the United States Department of Energy to establish a temporary used fuel repository in the state of Nevada until a permanent repository is available and to begin taking ownership from utilities and removing used fuel as required by the Waste Act. The Senate and the House failed to override the President's veto. Wisconsin Electric is unable to predict whether similar legislation might be reintroduced and passed during 2002 or President Bush's administration might support and sign such legislation.

In January 2002, as required by the Nuclear Waste Policy Act, the Secretary of Energy Spencer Abraham notified Nevada Governor Kenny Guinn and the Nevada Legislature that he intended to recommend to President Bush that the Yucca Mountain site is scientifically sound and suitable for development as the nation's long-term geological repository for used nuclear fuel. On February 14, 2002, Secretary Abraham provided the formal recommendation to President Bush. In a February 2002, letter to Congress, President Bush expressed his support for the development of the Yucca Mountain site. The letter also affirmed the need for a permanent repository by supporting the need for nuclear power and its cost competitiveness, as well as acknowledging that successful completion of the repository program will redeem the clear Federal legal obligation set forth in the Nuclear Waste Policy Act.

INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

Driven by a combination of market forces, regulatory and legislative initiatives and technological changes, the nation's electric industry has followed a trend in recent years towards restructuring and increased competition. In the Midwest region, the state of Illinois passed legislation that introduced retail electric choice for large customers in 1999 and introduces choice for all retail customers by May 2002. As described in further detail below, full retail electric choice was introduced in the state of Michigan in January 2002. Congress continues to evaluate restructuring proposals at the federal level. However, recent severe electric supply constraints and a resulting rise in the cost of electricity in California has revitalized public debate in Wisconsin concerning deregulation. Given the current status of restructuring initiatives in regulatory jurisdictions where the Company primarily does business, Wisconsin Energy cannot predict the ultimate timing or impact of a restructured electric industry on its financial position or results of operations.

Restructuring in Wisconsin:   Due to many factors, including relatively competitive electric rates charged by the state's electric utilities, Wisconsin is proceeding with restructuring of the electric utility industry at a much slower pace than many other states in the United States. Instead, the PSCW has been focused in recent years on electric reliability infrastructure issues for the state of Wisconsin such as:

  Improvements to existing and addition of new electric transmission lines in the state;
  Addition of new generating capacity in the state;
  Modifications to the regulatory process to facilitate development of merchant generating plants;
  Development of a regional independent electric transmission system operator; and
  The previously described formation of a statewide transmission company, American Transmission Company LLC, which became operational January 1, 2001.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan:   In June 2000, the Governor of the state of Michigan signed the "Customer Choice and Electric Reliability Act" into law empowering the MPSC to implement electric retail access in Michigan. In effect, the new law provides that all Michigan retail customers of investor-owned utilities have the ability to choose their electric power producer after January 1, 2002. The Michigan Retail Access law was characterized by Michigan Governor Engler as "Choice for those who want it and protection for those who need it."

As of January 1, 2002, Michigan retail customers of Wisconsin Electric and Edison Sault were allowed to remain with their regulated utility at regulated rates or choose an alternative electric supplier to provide power supply service. Wisconsin Electric and Edison Sault plan to maintain their generation capacity and distribution assets and provide regulated service as they have in the past. Wisconsin Electric and Edison Sault expect to continue providing distribution and customer service functions regardless of the customer's power supplier.

Power supply revenue in 2001 from Wisconsin Energy's eligible electric Michigan retail choice customers was less than $40 million, or approximately 1.6% of total utility operating revenue. Competition and customer switching to alternative suppliers in the companies' service territories in Michigan has started very slowly with little alternate supplier activity, reflecting the small market area, the companies' competitive regulated power supply prices and a lack of interest in general of the Upper Peninsula of Michigan as a market for alternative electric suppliers.

Natural Gas Utility Industry

Restructuring in Wisconsin:   The PSCW has instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the PSCW has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, Wisconsin Electric and Wisconsin Gas are unable to predict the impact of potential future deregulation on the Company's results of operations or financial position.

ACCOUNTING DEVELOPMENTS

New Pronouncements:   In June 2001, the Financial Accounting Standards Board authorized issuance of Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"), and SFAS 142, Goodwill and Other Intangible Assets. Both accounting pronouncements were effective beginning January 1, 2002, although both standards require that business combinations which occurred after June 30, 2001 be accounted for using the new accounting standards. For further information, see "Note A -- Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements. In June 2001, the Financial Accounting Standards Board also authorized issuance of SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143, which is effective for fiscal years beginning after June 15, 2002, requiring entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. Upon adoption, the Company may be required to modify its accounting for nuclear decommissioning. Wisconsin Energy has not yet completed the evaluation of application of the SFAS 143 rules. The Company expects to adopt SFAS 143 effective January 1, 2003.

In August 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment of Long-Lived Assets. SFAS 144, which is effective for financial statements issued for fiscal years beginning after December 15, 2001, requires entities to test long-lived assets (asset groups) for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company adopted SFAS 144 effective January 1, 2002. Wisconsin Energy has not yet completed the evaluation of application of the SFAS 144 rules.

SIGNIFICANT ACCOUNTING POLICIES

Regulatory Accounting:   Wisconsin Energy's utility subsidiaries operate under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utilities' books, as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("SFAS 71"), may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. Such a charge could be material. The Company continually reviews the applicability of SFAS 71 and has determined that it is currently appropriate to continue following SFAS 71. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See "Note A -- Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements for additional information.

Accounting for Derivative Instruments:   SFAS 133, Accounting for Derivative Instruments and Hedging Activities, is effective for fiscal years beginning after June 15, 2000. The Company adopted this statement effective January 1, 2001, which resulted in a net SFAS 133 charge of $0.11 per share for 2001. For further information, see "Note A -- Summary of Significant Accounting Policies" and "Note K -- Derivative Instruments" in the Notes to Consolidated Financial Statements.

CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Energy. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate," "believe," "estimate," "expect," "forecast" "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Energy's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

  Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of used nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.
  Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's regulations as well as regulations from the Wisconsin or Michigan Departments of Natural Resources or the state of Connecticut related to emissions from fossil-fueled power plants such as carbon dioxide, sulfur dioxide, nitrogen oxide, small particulates or mercury; or the siting approval process for new generation and transmission facilities.
  The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.
  Consolidation of the industry as a result of the combination and acquisition of utilities in the Midwest, nationally and globally.
  Restrictions imposed by various financing arrangements and regulatory requirements on the ability of its subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances.
  Changes in social attitudes regarding the utility and power industries.
  Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.
  The cost and other effects of legal and administrative proceedings, settlements, investigations and claims, and changes in those matters, including the final outcome of the Giddings & Lewis, Inc./City of West Allis lawsuit against Wisconsin Electric.
  Factors affecting the availability or cost of capital such as: changes in interest rates; the Company's capitalization structure; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.
  Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.
  Authoritative generally accepted accounting principle or policy changes, such as issuance during the summer of 2001 of SFAS 141, Business Combinations; SFAS 142, Goodwill and Other Intangible Assets; SFAS 143, Accounting for Asset Retirement Obligations; and SFAS 144, Accounting for the Impairment of Long-Lived Assets, from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.
  Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.
  Possible risks associated with non-utility diversification, such as: general economic conditions; competition; operating risks; dependence upon certain suppliers and customers; the cyclical nature of property values that could affect real estate investments; unanticipated changes in environmental or energy regulations; timely regulatory approval without onerous conditions of potential acquisitions or divestitures; risks associated with minority investments, where there is a limited ability to control the development, management or operation of the project; and the risk of higher interest costs associated with potentially reduced securities ratings by independent rating agencies as a result of these and other factors.
  Legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the state of Wisconsin's amended public utility holding company law.
  Factors affecting foreign non-utility operations and investments, including: foreign governmental actions; foreign economic and currency risks; political instability; and unanticipated changes in foreign environmental or energy regulations.
  Factors which impede execution of Wisconsin Energy's Power the Future strategy announced in September 2000 and revised in February 2001, including receipt of necessary state and federal regulatory approvals, local opposition to siting of new generating facilities and obtaining the investment capital from outside sources necessary to implement the strategy.
  Unexpected difficulties or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the PSCW as a condition of approval of the WICOR merger.
  Other business or investment considerations that may be disclosed from time to time in Wisconsin Energy's Securities and Exchange Commission filings or in other publicly disseminated written documents.

Wisconsin Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED INCOME STATEMENTS
Year Ended December 31

	2001	2000	1999
	(Millions of Dollars, Except Per Share Amounts)
Operating Revenues
Utility energy	$2,964.8	$2,556.7	$2,050.2
Non-utility energy	337.3	372.8	193.2
Manufacturing	585.1	382.2	-
Other	41.3	51.0	29.2
Total Operating Revenues	3,928.5	3,362.7	2,272.6

Operating Expenses
Fuel and purchased power	660.1	682.1	588.1
Cost of gas sold	823.8	594.7	174.0
Cost of goods sold	434.7	282.0	-
Other operation and maintenance	978.3	942.4	708.7
Depreciation, decommissioning and amortization	342.1	336.3	250.8
Property and revenue taxes	84.6	80.3	74.9
Total Operating Expenses	3,323.6	2,917.8	1,796.5

Operating Income	604.9	444.9	476.1

Other Income and Deductions
Interest income	18.2	20.3	22.3
Allowance for other funds used during construction	1.9	2.6	3.8
Gains on asset sales	27.5	98.7	6.1
Equity in earnings of unconsolidated affiliates	26.0	(2.3)	(3.8)
Other	(73.0)	(39.3)	(33.9)
Total Other Income and Deductions	0.6	80.0	(5.5)

Financing Costs
Interest expense	245.0	243.5	148.3
Allowance for borrowed funds used during construction	(13.3)	(13.6)	(9.5)
Distributions on preferred securities of subsidiary trust	13.7	13.7	10.5
Preferred dividend requirement of subsidiary	1.2	1.2	1.2
Total Financing Costs	246.6	244.8	150.5

Income Before Income Taxes and the
Cumulative Effect of Change in Accounting Principle	358.9	280.1	320.1

Income Taxes	150.4	125.9	111.1
Income Before the Cumulative
Effect of Change in Accounting Principle	208.5	154.2	209.0
Cumulative Effect of Change in
Accounting Principle, Net of Tax	10.5	-	-
Net Income	$219.0	$154.2	$209.0
	=====	======	======

Earnings Per Share Before Change in Accounting Principle
Basic	$1.78	$1.28	$1.79
Diluted	$1.77	$1.27	$1.79

Earnings Per Share
Basic	$1.87	$1.28	$1.79
Diluted	$1.86	$1.27	$1.79

Weighted Average Common Shares Outstanding (Millions)
Basic	117.1	120.6	117.0
Diluted	117.9	121.2	117.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31

	2001	2000	1999
	(Millions of Dollars)
Operating Activities
Net income	$219.0	$154.2	$209.0
Reconciliation to cash
Depreciation, decommissioning and amortization	377.5	372.8	283.4
Nuclear fuel expense amortization	32.3	27.4	25.8
Equity in earnings of unconsolidated affiliates	(26.0)	2.3	3.8
Deferred income taxes, net	(7.8)	10.3	33.6
Investment tax credit, net	(5.0)	(4.6)	(4.3)
Allowance for other funds
used during construction	(1.9)	(2.6)	(3.8)
Gains on asset sales	(27.5)	(98.7)	(6.1)
Change in - Accounts receivable and accrued revenues	187.5	(188.0)	(56.3)
Inventories	(38.7)	(68.9)	(6.8)
Other current assets	62.4	22.1	(55.4)
Accounts payable	(119.2)	163.5	(13.4)
Other current liabilities	(128.9)	63.7	2.2
Other	32.1	7.5	(104.8)
Cash Provided by Operating Activities	555.8	461.0	306.9

Investing Activities
Capital expenditures	(672.5)	(611.0)	(518.1)
Acquisitions, net of cash acquired	(35.7)	(1,234.7)	(276.8)
Proceeds from asset sales, net	174.6	408.4	11.5
Cash distributions received from ATC	119.8	-	-
Allowance for borrowed funds
used during construction	(13.4)	(13.6)	(9.5)
Nuclear fuel	(9.9)	(41.6)	(18.6)
Nuclear decommissioning funding	(17.6)	(17.6)	(17.7)
Other	(9.6)	(10.4)	(59.6)
Cash Used in Investing Activities	(464.3)	(1,520.5)	(888.8)

Financing Activities
Issuance of common stock	51.6	89.3	79.1
Repurchase of common stock	(133.6)	(100.8)	-
Issuance of long-term debt	1,313.7	513.9	443.2
Retirement of long-term debt	(98.2)	(137.4)	(115.5)
Issuance of mandatorily redeemable
trust preferred securities	-	-	193.7
Change in short-term debt	(1,124.7)	826.8	220.6
Dividends paid on common stock	(93.8)	(165.3)	(182.3)
Cash (Used in) Provided by Financing Activities	(85.0)	1,026.5	638.8

Change in Cash and Cash Equivalents	6.5	(33.0)	56.9

Cash and Cash Equivalents at Beginning of Year	40.5	73.5	16.6

Cash and Cash Equivalents at End of Year	$47.0	$40.5	$73.5
	======	======	======

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$233.1	$223.6	$156.1
Income taxes (net of refunds)	$166.8	$82.4	$114.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31

ASSETS

	2001	2000

	(Millions of Dollars)

Property, Plant and Equipment
Utility energy	$7,075.3	$7,327.7
Non-utility energy	21.5	21.7
Manufacturing	142.2	119.5
Other	205.6	135.3
Accumulated depreciation	(3,826.4)	(3,912.9)
	3,618.2	3,691.3
Construction work in progress	380.2	246.3
Leased facilities, net	116.0	121.7
Nuclear fuel, net	73.6	93.1
Net Property, Plant and Equipment	4,188.0	4,152.4

Investments
Nuclear decommissioning trust fund	589.6	613.3
Investment in ATC	146.5	-
Other	128.7	166.0
Total Investments	864.8	779.3

Current Assets
Cash and cash equivalents	47.0	40.5
Accounts receivable, net of allowance for
doubtful accounts of $48.0 and $36.0	434.2	532.6
Other accounts receivable	116.4	-
Accrued revenues	178.6	269.8
Materials, supplies and inventories	431.0	381.7
Assets held for sale	403.1	464.0
Prepayments	83.7	81.7
Deferred income taxes	8.7	73.4
Other	12.2	19.9
Total Current Assets	1,714.9	1,863.6

Deferred Charges and Other Assets
Deferred regulatory assets	324.9	276.8
Goodwill, net	832.1	826.9
Other	404.0	507.1
Total Deferred Charges and Other Assets	1,561.0	1,610.8

Total Assets	$8,328.7	$8,406.1
	======	======

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31

CAPITALIZATION AND LIABILITIES

	2001	2000

	(Millions of Dollars)
Capitalization
Common equity	$2,056.1	$2,016.8
Preferred stock of subsidiary	30.4	30.4
Company-obligated mandatorily redeemable
preferred securities of subsidiary trust
holding solely debentures of the Company	200.0	200.0
Long-term debt	3,237.3	2,732.7
Total Capitalization	5,523.8	4,979.9

Current Liabilities
Long-term debt due currently	484.3	55.4
Short-term debt	550.4	1,386.1
Accounts payable	309.8	427.0
Payroll and vacation accrued	75.1	68.2
Taxes accrued - income and other	33.1	54.8
Interest accrued	39.0	26.0
Other	115.4	191.2
Total Current Liabilities	1,607.1	2,208.7

Deferred Credits and Other Liabilities
Accumulated deferred income taxes	547.2	587.1
Accumulated deferred investment tax credits	75.8	80.8
Deferred regulatory liabilities	328.1	321.0
Other	246.7	228.6
Total Deferred Credits and Other Liabilities	1,197.8	1,217.5

Commitments and Contingencies (Note O)	-	-

Total Capitalization and Liabilities	$8,328.7	$8,406.1
	======	======

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CAPITALIZATION
December 31

		2001	2000
		(Millions of Dollars)
Common Equity (See Consolidated Statements of Common Equity)
Common stock - $.01 par value; authorized 325,000,000 shares;
outstanding - 115,420,724 and 118,645,341 shares		$1.2	$1.2
Other paid in capital		763.8	833.3
Retained earnings		1,284.9	1,159.7
Accumulated other comprehensive income (loss)		(10.8)	(2.9)
Unearned compensation - restricted stock award		(4.2)	(3.9)
Stock options exercisable		21.2	29.4
Total Common Equity		2,056.1	2,016.8

Preferred Stock
Wisconsin Energy
$.01 par value; authorized 15,000,000 shares; none outstanding		-	-
Wisconsin Electric
Six Per Cent. Preferred Stock - $100 par value;
authorized 45,000 shares; outstanding - 44,498 shares		4.4	4.4
Serial preferred stock -
$100 par value; authorized 2,286,500 shares; 3.60% Series
	redeemable at $101 per share; outstanding - 260,000 shares	26.0	26.0
$25 par value; authorized 5,000,000 shares; none outstanding		-	-
Wisconsin Gas - Cumulative without par value;
authorized 1,500,000 shares; none outstanding		-	-
Total Preferred Stock		30.4	30.4

Company-obligated mandatorily redeemable preferred securities of subsidiary
trust holding solely debentures of the Company, 6.85% due 2039		200.0	200.0

Long-Term Debt
First mortgage bonds
	7-1/4% due 2004	140.0	140.0
	7-1/8% due 2016	100.0	100.0
	6.85% due 2021	9.0	9.0
	7-3/4% due 2023	100.0	100.0
	7.05% due 2024	60.0	60.0
	9-1/8% due 2024 (Redeemed 2002)	3.4	3.4
	8-3/8% due 2026 (Redeemed 2002)	100.0	100.0
	7.70% due 2027	200.0	200.0

Debentures (unsecured)
	6-5/8% due 2002	150.0	150.0
	6-5/8% due 2006	200.0	200.0
	9.47% due 2006	3.5	4.2
	8-1/4% due 2022	25.0	25.0
	6-1/2% due 2028	150.0	150.0
	6-7/8% due 2095	100.0	100.0
	6.60% due 2013	45.0	45.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CAPITALIZATION - (Cont'd)
December 31

		2001	2000
		(Millions of Dollars)
Long-Term Debt - (Cont'd)
Notes (secured, nonrecourse)
	3.43% variable rate due 2002 (a)	$7.2	$21.2
	Variable rate due 2003	-	4.2
	3.28% variable rate due 2005 (a)	180.5	208.0
	6.36% effective rate due 2006	5.5	6.6
	6.90% due 2006	1.1	-
	4.00% variable rate due 2007 and 2009 (a)	4.1	5.0

Notes (unsecured)
	6.40% due 2001	-	15.0
	6.33% due 2002	12.0	12.0
	6.66% due 2003	10.6	10.6
	6-3/8% due 2005	65.0	65.0
	6.85% due 2005	10.0	10.0
	2.15% variable rate due 2006 (a)	1.0	1.0
	5.875% due 2006	550.0	-
	6.36% effective rate due 2006	6.0	7.2
	7.00% to 8.00% due 2000-2008	3.1	4.8
	5.50% due 2008	300.0	-
	6.21% due 2008	20.0	20.0
	6.48% due 2008	25.4	25.4
	5-1/2% due 2009	50.0	50.0
	6.50% due 2011	450.0	-
	6.51% due 2013	30.0	30.0
	2.15% variable rate due 2015 (a)	17.4	17.4
	1.75% variable rate due 2016 (a)	67.0	67.0
	6.94% due 2028	50.0	50.0
	2.15% variable rate due 2030 (a)	80.0	80.0

Commercial paper supported by multiple-year bank lines		220.8	509.7

Obligations under capital leases		211.4	215.5
Unamortized discount, net and other		(42.4)	(34.1)
Long-term debt due currently		(484.3)	(55.4)
Total Long-Term Debt		3,237.3	2,732.7

Total Capitalization		$5,523.8	$4,979.9
		======	======

(a) Variable interest rate as of December 31, 2001.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF COMMON EQUITY

				Accumulated
				Other		Stock
	Common	Other Paid	Retained	Comprehensive	Unearned	Options
	Stock	In Capital	Earnings	Income (Loss)	Compensation	Exercisable	Total
	(Millions of Dollars)

Balance - December 31, 1998	$1.2	$759.2	$1,144.1	$ -	($1.3)	$ -	$1,903.2
Net income			209.0				209.0
Common stock cash
dividends $1.56 per share			(182.3)				(182.3)
Sale of common stock		79.1					79.1
Restricted stock award					(1.4)		(1.4)
Amortization and forfeiture
of restricted stock					0.2		0.2
Balance - December 31, 1999	1.2	838.3	1,170.8	-	(2.5)	-	2,007.8
Net Income			154.2				154.2
Other comprehensive income
Foreign currency translation				(0.7)			(0.7)
Minimum pension liability				(2.2)			(2.2)
Comprehensive Income	-	-	154.2	(2.9)	-	-	151.3
Common stock cash
dividends $1.37 per share			(165.3)				(165.3)
Sale of common stock		89.3					89.3
Repurchase of common stock		(100.8)					(100.8)
Restricted stock award					(1.4)		(1.4)
Conversion of WICOR restricted
stock awards					(1.2)		(1.2)
Amortization and forfeiture
of restricted stock					1.2		1.2
Conversion of WICOR stock options						35.9	35.9
Stock options exercised
and other		5.6				(6.5)	(0.9)
Tax benefit of stock options exercised		0.9					0.9
Balance - December 31, 2000	1.2	833.3	1,159.7	(2.9)	(3.9)	29.4	2,016.8
Net Income			219.0				219.0
Other comprehensive income
Foreign currency translation				(1.4)			(1.4)
Unrealized hedging losses				(6.5)			(6.5)
Comprehensive Income	-	-	219.0	(7.9)	-	-	211.1
Common stock cash
dividends $0.80 per share			(93.8)				(93.8)
Sale of common stock		51.6					51.6
Repurchase of common stock		(133.6)					(133.6)
Restricted stock awards					(1.6)		(1.6)
Amortization and forfeiture
of restricted stock					1.3		1.3
Stock options exercised		8.2				(8.2)	-
Tax benefit of stock options exercised		4.9					4.9
Other		(0.6)					(0.6)
Balance - December 31, 2001	$1.2	$763.8	$1,284.9	($10.8)	($4.2)	$21.2	$2,056.1
	====	=====	=====	=====	=====	====	====

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General:   The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("Wisconsin Energy" or the "Company"), a diversified holding company, as well as its principal subsidiaries in the following operating segments:

  Utility Energy Segment -- Consisting of Wisconsin Electric Power Company ("Wisconsin Electric"), Wisconsin Gas Company ("Wisconsin Gas") and Edison Sault Electric Company ("Edison Sault"); engaged primarily in the generation of electricity and the distribution of electricity and natural gas;
  Non-Utility Energy Segment -- Consisting primarily of Wisvest Corporation ("Wisvest") and W.E. Power LLC; engaged primarily in independent electric power production; and
  Manufacturing Segment -- Consisting of WICOR Industries, Inc., an intermediary holding company, and its primary subsidiaries, Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation; engaged in the manufacture of pumps as well as fluid processing and pump filtration equipment.

Other non-utility subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technology products, and Wispark LLC ("Wispark"), which develops and invests in real estate. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications:   Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income or earnings per share.

Revenues:   Energy revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed. The manufacturing segment recognizes revenue from product sales upon shipment. Based upon experience, the manufacturing segment estimates and records provisions for sales returns, allowances and original warranties in the period the sale is reported.

Wisconsin Electric's rates include base amounts for estimated fuel and purchased power costs. It can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the Public Service Commission of Wisconsin ("PSCW") and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric's and Wisconsin Gas's retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs.

Property and Depreciation:   Utility property, plant and equipment is recorded at cost. Cost includes material, labor and allowance for funds used during construction. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property, together with removal cost less salvage value, is charged to accumulated depreciation when property is retired.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 4.6% in 2001, 4.5% in 2000, and 4.1% in 1999. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note F).

Other property, plant and equipment is recorded at cost. Cost includes material, labor and capitalized interest. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Other Income and Deductions - Gain on asset sales" in the Consolidated Income Statements.

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. For manufacturing property, depreciation expense is primarily included in cost of goods sold.

Estimated useful lives are 3 to 10 years for manufacturing equipment, 3 to 15 years for other non-utility equipment and 30 to 40 years for non-utility buildings.

Allowance For Funds Used During Construction:   Allowance for funds used during construction ("AFUDC") is included in Wisconsin Electric's and Wisconsin Gas's utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. In the Consolidated Income Statements, the cost of borrowed funds (before income taxes) is shown as an offset to interest expense and the return on stockholders' capital is an item of non-cash other income.

As approved by the PSCW, Wisconsin Electric capitalized AFUDC at the following rates during the periods indicated:

September 1, 2000 -- continuing	10.18%
June 1, 1998 -- August 31, 2000	10.21%

Prior to August 31, 2000, based on PSCW authorization, Wisconsin Electric accrued an allowance for funds used during construction on 50% of all construction work in progress. In a rate order made dated August 30, 2000, the PSCW authorized the Company to accrue an AFUDC on all electric utility nitrogen oxide remediation construction work in progress at a rate of 10.18%, and provided a full current return on electric safety and reliability construction work in progress so that no AFUDC accrual is required on such projects. In addition, the August PSCW order provided a current return on half of other utility construction work in progress and authorized AFUDC accruals on the remaining 50% of these projects.

As approved by the PSCW, Wisconsin Gas began to accrue AFUDC on its Guardian natural gas pipeline lateral project on September 1, 2001 at a rate of 10.32%. Prior to the Guardian project, Wisconsin Gas had not been authorized to accrue AFUDC on construction work in progress in recent years.

Earnings Per Common Share:   Basic earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing net earnings by the weighted average number of common shares outstanding including the potentially dilutive effects of stock options.

Materials, Supplies and Inventories:   Inventory at December 31, 2001 and 2000 consists of:

Materials,
Supplies and Inventories	2001	2000
	(Millions of Dollars)

Fossil Fuel	$103.7	$78.2
Natural Gas in Storage	107.1	92.1
Materials and Supplies	89.0	89.0
Manufacturing	131.2	122.4
Total	$431.0	$381.7

Substantially all fossil fuel, materials and supplies and natural gas in storage inventories are priced using the weighted average method of accounting. Approximately 83% of the manufacturing inventories in 2001 and 2000 were priced using the last-in, first-out method (not in excess of the market), with the remaining inventories priced using the first-in, first-out method. If the first-in, first-out method of accounting had been used exclusively, manufacturing inventories would have been $0.3 million and $0.4 million higher at December 31, 2001 and 2000, respectively.

Goodwill and Long-Lived Assets:   Goodwill represents the excess of acquisition costs over the fair value of the net assets of acquired businesses and has been amortized on a straight line basis over its estimated life, which was generally 40 years. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets ("SFAS 142") which eliminated the annual amortization of goodwill.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"), and SFAS 142. Both accounting pronouncements were effective beginning January 1, 2002, although both standards require that business combinations which occurred after June 30, 2001 be accounted for using the new accounting standards. Under SFAS 141, all future business combinations must be accounted for using the purchase method, thereby eliminating the pooling of interests method. Under SFAS 142, goodwill is no longer amortized. However, goodwill along with other intangibles will be subject to new fair value-based rules for measuring impairment, and resulting write-downs, if any, will be reflected as a change in accounting principle at transition and in operating expense in subsequent periods. The transition calls for an impairment test for intangible assets with indefinite lives to be performed as of January 1, 2002 and for an impairment test for goodwill to be finalized by the end of 2002.

Wisconsin Energy is in the process of evaluating the impact of the new standards. Through December 31, 2001, the Company had amortized goodwill expense. For the year 2002, the Company expects that implementation of SFAS 142 will increase net income by approximately $0.18 per share due to the elimination of goodwill amortization. Wisconsin Energy has not yet completed the evaluation of the application of the new impairment rules to the recorded goodwill balance at December 31, 2001 and therefore has not yet determined the effect of the implementation of that portion of SFAS 142.

Under SFAS 142, the Company will review the carrying value of goodwill for impairment annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based upon a comparison of the fair value of goodwill of each "reporting unit" as defined by SFAS 142 to the carrying value. A writedown would be reported in operating expense equal to the excess of the goodwill carrying value over fair value.

Regulatory Accounting:   The utility energy segment accounts for its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).

Deferred regulatory assets and liabilities at December 31 consist of:

Deferred Regulatory Assets and Liabilities	2001	2000
	(Millions of Dollars)
Deferred Regulatory Assets
Deferred income tax related	$144.4	$148.7
Environmental costs	43.9	-
Other plant related	39.0	30.6
Postretirement benefit costs	28.4	31.2
Deferred transmission costs	22.3	-
Lightweight aggregate plant	16.8	19.7
Department of Energy assessments	15.9	18.5
Deferred nuclear costs	4.7	8.3
Other	9.5	19.8
Total Deferred Regulatory Assets	$324.9	$276.8
	=====	=====

Deferred Regulatory Liabilities
Benefit costs	$160.2	$173.1
Deferred income tax related	132.3	135.7
NOx escrow	8.6	-
Other	27.0	12.2
Total Deferred Regulatory Liabilities	$328.1	$321.0
	=====	=====

In connection with the WICOR acquisition, the Company recorded the Wisconsin Gas pension and postretirement medical plans at fair value. Due to the regulatory treatment of Wisconsin Gas, a regulatory liability was also recorded and is being amortized over the average remaining service life of 15 years.

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000 to a deferred regulatory asset account, which is being amortized over the five year period ending December 31, 2005.

Derivative Financial Instruments:   The Company has derivative physical and financial instruments as defined by Statement of Financial Accounting Standards No. 133 ("SFAS 133"), however use of financial instruments is limited and was immaterial as of December 31, 2001 and 2000. For further information, see Note K.

Statement of Cash Flows:   Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restrictions:   Various financing arrangements and regulatory requirements impose certain restrictions on the ability of the principal utility subsidiaries and various financing arrangements impose restrictions on the ability of the non-utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric and Wisconsin Gas are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will materially affect its operations.

Assets Held for Sale:   Property, equipment and goodwill related to businesses held for sale are carried at the lower of cost or estimated fair value less costs to sell. In accordance with the Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"), the Company records an impairment loss on its property held for sale whenever their carrying value cannot be fully recovered through the estimated cash flows including net sale proceeds. Effective December 31, 2000, the Company stopped depreciating assets classified as held for sale, which for the year ended December 31, 2001 resulted in a reduction of depreciation expense of $0.05 per share. There was no similar reduction in 2000 as assets were identified at December 31, 2000. The amount of any impairment loss to be recognized would be the excess of the asset's carrying value compared to the asset's estimated fair value. Adjustments for an impairment loss for such assets are made in each period as necessary to report these assets at the lower of carrying value or estimated fair value less costs to sell.

The ultimate timing, proceeds and any gain or loss on the sale of assets is dependent upon many factors, including, but not limited to, the independent power markets, forward electric price curves, the ability of independent power producers to obtain credit, the softening economy, the relative attractiveness of real estate for investment purposes, and interest rates.

Investments:   Investments of Witech Corporation, a wholly owned venture capital company, are reported at fair value with changes in fair value reported currently. Investments in other affiliated companies in which the Company does not maintain control are accounted for using the equity method.

Stock Options:   The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its stock option plans and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"). For further information, see Note G.

Nuclear Fuel Amortization:   The Company leases nuclear fuel and amortizes it to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier.

B -- MERGERS AND ACQUISITIONS

Utility Energy Segment

WICOR, Inc.:   On April 26, 2000, the Company acquired all of the outstanding common stock of WICOR, Inc., a diversified utility holding company. The purchase price included the payment of $1.2 billion of cash, the assumption of stock options and restricted shares valued at $37.1 million and the payment of $10.2 million in transaction costs. The Company also assumed approximately $267 million of existing WICOR debt. The cash purchase price of approximately $1.2 billion was funded with commercial paper borrowings. The acquisition was accounted for as a purchase under Accounting Principles Board Opinion No. 16, Business Combinations ("APB 16"), and accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. In accordance with APB 16, the purchase price has been allocated to assets acquired and liabilities assumed based upon an estimate of fair value at the date of acquisition while approximately $818 million was recorded as goodwill that has been amortized through December 31, 2001 based upon a 40-year estimated life. Portions of the purchase price were identified by independent appraisers utilizing proven valuation procedures and techniques.

The following unaudited pro forma data summarize the results of operations for the periods indicated as if the WICOR acquisition had been completed as of the beginning of the periods presented.

		Pro forma (a)
Wisconsin Energy Corporation	2001	2000	1999
	(Millions of Dollars, Except Per Share Amounts)

Total Operating Revenues	$3,928.5	$3,801.4	$3,282.8
Net Income	$219.0	$153.8	$190.5

Earnings Per Share
Basic	$1.87	$1.28	$1.63
Diluted	$1.86	$1.27	$1.63

(a) Pro forma assumes that the WICOR acquisition occurred on January 1, 1999 and includes estimated merger related costs from January 1999 through April 2000.

Non-Utility Energy Segment

Wisvest-Connecticut, LLC: In April 1999, Wisvest-Connecticut, LLC, a wholly owned subsidiary of Wisvest, acquired two fossil-fueled power plants in the state of Connecticut for $276.8 million from The United Illuminating Company, an unaffiliated investor-owned utility in New Haven, Connecticut. Pursuant to the agreement, Wisvest-Connecticut, LLC purchased the Bridgeport Harbor Station, which has an active generating capacity of 590 megawatts, as well as the New Haven Harbor Station, which has an active generating capacity of 466 megawatts. Wisconsin Energy accounted for the transaction under the purchase method of accounting. Related goodwill in the amount of $53.9 million, which was being amortized over a 30-year estimated life, remains outstanding at December 31, 2001. Due to the immaterial nature of the transaction, Wisconsin Energy has not presented pro forma financial information. As discussed in Note C, the Company has announced the anticipated sale of these two fossil-fueled power plants.

Manufacturing Segment

In July 2001, the Company completed the acquisitions of Vico Products Manufacturing Co., Inc., Ultra Jet Plastics and Ultra Jet Canada, leading manufacturers of spa and jetted tub pumps and fittings. In August 2000, the Company acquired a privately held manufacturer of fiber-wound pressure tanks for the water treatment industry. The aggregate purchase price for these transactions was approximately $36 million and $33 million respectively. They were financed using corporate working capital and short-term borrowings. The acquisitions were accounted for as purchases, and the acquired companies' results of operations are included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the estimated fair value of the net assets of the acquired companies is approximately $23 million and $22 million respectively, which is recorded as goodwill and other intangibles. Due to the immaterial nature of the transactions, Wisconsin Energy has not presented pro forma financial information.

C -- ASSET SALES AND DIVESTITURES

During 2000, the Company's management announced a strategy, which, among other things, identified the divestiture of non-core investments.

In October 2000, the Company closed on the sale of its interest in SkyGen Energy Holdings, LLC., which resulted in cash proceeds totaling approximately $332 million (including approximately $112 million for the repayment of certain advances, short-term notes receivable and interest) and an after tax gain of $54.6 million or $0.45 per share.

During the second quarter of 2001, the Company sold FieldTech, Inc. and Wisvest's interest in Blythe Energy, LLC, an independent power production project in the state of California, in separate transactions. Wisconsin Energy realized after-tax gains of approximately $16.5 million or $0.14 per share as a result of the sales of FieldTech and Blythe.

As of December 31, Wisconsin Energy held additional assets held for sale as follows:

Assets Held For Sale	December 31, 2001	December 31, 2000
	(Millions of Dollars)

Non-Utility Energy	$382.5	$331.8
Other -- Real Estate	20.6	132.2
Total	$403.1	$464.0

Wisvest is reviewing bids to sell its Wisvest Connecticut assets in the context of current independent power markets. In May 2000, Wisconsin Energy announced that it planned to market and sell a significant portion of its portfolio of non-utility real estate assets during the following two years. Proceeds from these sales, and additional sales of real estate by Wispark, are being used primarily to reduce debt.

Effective January 1, 2001, Wisconsin Electric and Edison Sault transferred electric utility transmission system assets with a net book value of approximately $254.9 million to American Transmission Company LLC ("ATC") in exchange for an equity interest in this new company. No gain or loss was recorded in this transaction. During 2001, ATC issued debt and distributed $119.8 million of cash back to Wisconsin Electric and Edison Sault as a partial return of the original equity contribution.

D -- NON-RECURRING CHARGES

During the fourth quarter of 2000, the Company recorded one-time charges totaling $0.69 per diluted share. Of this, $0.33 per share related to severance and employee benefits and merger-related items. In connection with the WICOR merger and the divestiture of non-core businesses, approximately 300 employees received severance benefits under severance agreements and enhanced retirement initiatives. The Company has paid all of the anticipated expenses except approximately $5.8 million of severance benefits related to 130 employees as of December 31, 2001. No other adjustments were made to the reserves. The Company also recorded charges totaling $0.26 per share during the fourth quarter of 2000 related to the valuation of non-core investments. The Company reviewed its non-core businesses and investments and determined that the expected future cash flows on certain investments, including real estate, international waste to energy projects and energy marketing companies would not exceed the historical costs of those investments. In addition, the Company made a contribution of $0.10 per share after tax to the Wisconsin Energy Foundation to assist it in becoming self-funding.

During 1999, Wisconsin Electric reached agreement in the settlement of litigation related to the development of an electric generating plant in the Philippines at an after tax cost of $0.09 per diluted share.

E -- INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Tax credits associated with regulated operations are deferred and amortized over the life of the assets.

The following table is a summary of income tax expense for each of the years ended December 31:

Income Tax Expense	2001	2000	1999
	(Millions of Dollars)

Current tax expense	$163.2	$120.2	$81.8
Deferred income taxes, net	(7.8)	10.3	33.6
Investment tax credit, net	(5.0)	(4.6)	(4.3)
Total Income Tax Expense	$150.4	$125.9	$111.1

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

	2001		2000		1999
		Effective		Effective		Effective
Income Tax Expense	Amount	Tax Rate	Amount	Tax Rate	Amount	Tax Rate
	(Millions of Dollars)
Expected tax at
statutory federal tax rates	$125.6	35.0%	$98.5	35.0%	$112.5	35.0%
State income taxes
net of federal tax benefit	26.3	7.3%	20.7	7.4%	16.6	5.2%
Unrealized capital loss	-	-	7.5	2.7%	-	-
Investment tax credit restored	(5.0)	(1.4%)	(4.6)	(1.6%)	(4.6)	(1.4%)
Amortization of goodwill	6.6	1.8%	4.2	1.5%	-	-
Flowback of prior contributions
in aid of construction	-	-	-	-	(8.1)	(2.5%)
Other, net	(3.1)	(0.8%)	(0.4)	(0.1%)	(5.3)	(1.6%)
Total Income Tax Expense	$150.4	41.9%	$125.9	44.9%	$111.1	34.7%

The components of SFAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

	Current Assets (Liabilities)		Long-Term Liabilities (Assets)
Deferred Income Taxes	2001	2000	2001	2000
	(Millions of Dollars)

Property-related	$ -	$ -	$673.9	$671.9
Construction advances	-	-	(70.9)	(66.5)
Decommissioning trust	-	-	(55.0)	(52.9)
Contested liability payment	(44.5)	-	-	43.8
Recoverable gas costs	(0.4)	18.1	-	-
Uncollectible account expense	11.7	18.0	-	-
Employee benefits
and compensation	16.7	15.7	1.2	4.1
Asset impairment charge	10.8	10.8	-	-
Other	14.4	10.8	(2.0)	(13.3)
Total Deferred Income Taxes	$8.7	$73.4	$547.2	$587.1

Wisconsin Electric, Wisconsin Gas and Edison Sault have also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A). As of December 31, 2001, the Company had not recorded $12.0 million of tax benefits related to state and capital loss carryforwards, due to the uncertainty of the ability to benefit from these losses in the future.

F -- NUCLEAR OPERATIONS

Point Beach Nuclear Plant:   Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant ("Point Beach") in Two Rivers, Wisconsin. Point Beach is operated by Nuclear Management Company, a company that, as of December 31, 2001, provides services to nine nuclear generating units in the Midwest. Nuclear Management Company is owned by the Company and the affiliates of four other unaffiliated investor-owned utilities in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

Nuclear Insurance:   The Price-Anderson Act as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.5 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.3 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $12.4 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $8.6 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

Nuclear Decommissioning:   Nuclear decommissioning costs are included in depreciation expense under an external sinking fund method as these costs are recovered through rates over the expected service lives of the generating units. Decommissioning expenses of $17.6 million during 2001 and 2000, and $17.7 million during 1999 were accrued under this method.

Decommissioning costs collected through rates are deposited into the nuclear decommissioning trust fund and also included in accumulated depreciation. As a result, these funds do not add to the cash flows available for general corporate purposes. Earnings on the fund balance accumulate in the nuclear decommissioning trust fund and in accumulated depreciation.

It is expected that the annual payments to the nuclear decommissioning trust fund along with related earnings will provide sufficient funds at the time of decommissioning. Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

The estimated cost to decommission the plant in 2001 dollars is $621 million based upon a site specific decommissioning cost study completed in 1998, and includes additional costs from prior estimates for work management by an independent decommissioning general contractor. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.9 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Following is a summary at December 31 of the Nuclear Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.

Nuclear Decommissioning Trust Fund	2001	2000
(Millions of Dollars)

Total funding and realized net earnings	$434.8	$408.1
Unrealized gains, net	154.8	205.2
Total	$589.6	$613.3

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

Decontamination and Decommissioning Fund: The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2001, Wisconsin Electric has recorded its remaining estimated liability equal to projected special assessments of $15.9 million. A deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next six years ending in 2007.

G -- COMMON EQUITY

During 2000, the Board of Directors approved a common stock repurchase plan which authorized the Company to purchase up to $400 million of its shares of common stock in the open market over the following 24 months. Through December 31, 2001 Wisconsin Energy purchased approximately 10.9 million shares of common stock for $234.5 million. The Company is currently retiring the stock that is purchased.

Wisconsin Energy issued approximately 2.7 million and 4.7 million new shares of common stock during 2001 and 2000, respectively. These shares were primarily issued through employee benefit plans and the dividend reinvestment plan proceeds totaled approximately $51.6 million during 2001 and $89.3 million during 2000.

In September 2000, the Board of Directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per common share (or $1.56 on an annualized basis).

Stock Option Plans and Restricted Stock:   The 1993 Omnibus Stock Incentive Plan ("OSIP"), as approved by stockholders in 1994 and amended by the Board of Directors in 1998 and again amended in 2001,which amendments were approved by stockholders at the 2001 annual meeting, enables the Company to provide a long-term incentive, through equity interests in Wisconsin Energy, to outside directors, selected officers and key employees of the Company and its subsidiaries. In May 2001, the OSIP was amended to increase the number of shares reserved for issuance from 4.0 million to 20.0 million and to extend the expiration date to 2011.

The OSIP provides for the granting of stock options, stock appreciation rights, stock awards and performance units during the ten-year extension of the plan. Awards may be paid in common stock, cash or a combination thereof. No stock appreciation rights have been granted to date.

In addition, the table below reflects the Company's assumption of former WICOR options to purchase shares of WICOR common stock, which were converted into options to purchase shares of the Company's common stock on the same terms and conditions as were applicable under such WICOR options.

The exercise price of a stock option under the OSIP is to be no less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date except in the event of a change in control. The following is a summary of the Company's stock options issued through December 31, 2001.
	2001		2000		1999
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
Stock Options	Options	Price	Options	Price	Options	Price

Outstanding at January 1	6,216,835	$17.81	1,234,700	$28.11	858,700	$28.53
Granted	2,168,825	$20.94	1,198,211	$19.95	376,000	$27.14
Conversion of WICOR options	-	-	4,571,345	$13.71	-	-
Exercised	(990,136)	$13.36	(735,948)	$12.49	-	-
Forfeited	(260,061)	$23.81	(51,473)	$25.86	-	-
Outstanding at December 31	7,135,463	$19.16	6,216,835	$17.81	1,234,700	$28.11
	=======		=======		=======

Exercisable at December 31	3,724,398	$17.45	4,647,406	$16.08	369,763	$28.99
	=======		=======		=======

At December 31, 2001, 2,831,190 converted WICOR options are outstanding. An additional 445,850 of the outstanding options have "cliff vesting" terms and are exercisable four years after the grant date, while 3,758,423 of the options vest on a straight-line "graded" basis over a four-year period from the grant date and 100,000 of the options vest on a straight-line "graded" basis over a three-year period from the grant date. All outstanding options, including the converted WICOR options, expire no later than eleven years from the date of grant.

The following table summarizes information about stock options outstanding at December 31, 2001:

Options Outstanding				Options Exercisable
		Average			Average
		Exercise	Life		Exercise
Range of Exercise Price	Number	Price	(years)	Number	Price

$6.79 to $16.10	2,230,415	$12.64	5.2	2,230,415	$12.64
$19.22 to $21.98	3,769,198	$20.48	8.8	629,805	$20.07
$22.69 to $30.88	1,135,850	$27.61	6.0	864,178	$27.97
	7,135,463	$19.16	6.8	3,724,398	$17.45

The Company applies APB 25 and related interpretations in accounting for its stock option plans and has adopted the disclosure-only provisions of SFAS 123. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2001	2000	1999
Risk free interest rate	5.5%	6.4%	6.7%
Dividend yield	3.8%	4.0%	5.7%
Expected volatility	23.5%	21.0%	13.2%
Expected life (years)	10	10	10
Pro forma weighted average fair value
of the Company's stock options granted	$5.04	$4.73	$3.05

Had compensation cost for the Company's 2001, 2000 and 1999 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999
	(Millions of Dollars, Except Per Share Amounts)
Net Income
As reported	$219.0	$154.2	$209.0
Pro forma	$216.2	$153.0	$208.6

Diluted Earnings Per Common Share
As reported	$1.86	$1.27	$1.79
Pro forma	$1.83	$1.26	$1.78

The Company has granted restricted shares of common stock to certain key employees. The following restricted stock activity occurred during 2001, 2000 and 1999:
	2001		2000		1999
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Market	of	Market	of	Market
Restricted Shares	Shares	Price	Shares	Price	Shares	Price

Outstanding at January 1	204,941		103,250		55,750
Granted	77,650	$20.39	64,750	$21.12	51,500	$27.41
WICOR restricted
shares converted	-	-	57,745	$20.73	-	-
Released / Forfeited	(38,650)	$22.54	(20,804)	$25.01	(4,000)	$28.32
Outstanding at December 31	243,941		204,941		103,250

Recipients of the restricted shares, who have the right to vote the shares and to receive dividends, are not required to provide consideration to the Company other than rendering service. Forfeiture provisions on the restricted stock expire 10 years after award grant subject to an accelerated expiration schedule based on the achievement of certain financial performance goals.

Under the provisions of APB 25, the market value of the restricted stock awards on the date of grant is recorded as a separate unearned compensation component of common stock equity and is then charged to expense over the vesting period of the awards. Adjustments are also made to expense for achievement of performance goals. Restricted stock compensation charged to expense during 2001, 2000 and 1999 was immaterial.

H -- TRUST PREFERRED SECURITIES

In March 1999, WEC Capital Trust I, a Delaware business trust of which Wisconsin Energy owns all of the outstanding common securities, issued $200 million of 6.85% trust preferred securities to the public. The sole asset of WEC Capital Trust I is $206 million of 6.85% junior subordinated debentures issued by Wisconsin Energy and due March 31, 2039. The terms and interest payments on these debentures correspond to the terms and distributions on the trust preferred securities. Wisconsin Energy used the proceeds from the sale of its junior subordinated debentures to fund a capital contribution of approximately $105 million to Wisvest-Connecticut, LLC for the acquisition in mid-April 1999 of two fossil-fueled power plants (see Note B) and for repayment of short-term borrowings. WEC Capital Trust I has been consolidated into Wisconsin Energy's financial statements.

For tax purposes, Wisconsin Energy is allowed to deduct an amount equal to the distributions on the trust preferred securities. Wisconsin Energy may elect to defer interest payments on the debentures for up to 20 consecutive quarters, causing corresponding distributions on the trust preferred securities to also be deferred. In case of a deferral, interest and distributions will continue to accrue, along with quarterly compounding interest on the deferred amounts.

Wisconsin Energy may redeem all or a portion of the debentures after March 25, 2004, requiring an equal amount of trust preferred securities to be redeemed at face value plus accrued and unpaid distributions. Wisconsin Energy has entered into a limited guarantee of payment of distributions, redemption payments and payments in liquidation with respect to the trust preferred securities. This guarantee, when considered together with Wisconsin Energy's obligations under the related debentures and indenture and the applicable declaration of trust, provide a full and unconditional guarantee by Wisconsin Energy of amounts due on the outstanding trust preferred securities.

I -- LONG-TERM DEBT

First Mortgage Bonds, Debentures and Notes:   At December 31, 2001, the maturities and sinking fund requirements through 2006 for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

(Millions of Dollars)

2002	$456.9
2003	235.5
2004	143.8
2005	80.0
2006	755.8
Thereafter	1,880.6
Total	$3,552.6

Sinking fund requirements for the years 2002 through 2006, included in the preceding table, are $15.0 million. Also included in the preceding table is commercial paper in the amount of $220.7 million which is supported by bank back-up credit facilities that expire in 2003. Substantially all of Wisconsin Electric's utility plant is subject to a first mortgage lien.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method, over the lives of the debt issues and included as interest expense.

In January 2002, the Company redeemed $100 million of 8-3/8% first mortgage bonds due 2026 and $3.4 million of 9-1/8% first mortgage bonds due 2024. Early redemption of this long-term debt was financed through the issuance of short-term commercial paper.

In November 2001, Wisconsin Energy issued $300 million of intermediate-term unsecured senior debt securities in the form of 5.50% Senior Notes due December 1, 2008. Proceeds from this debt issue were added to the Company's general funds and were used to repay commercial paper borrowings.

In March 2001, Wisconsin Energy issued $1 billion of intermediate-term unsecured senior debt securities consisting of $550 million of 5.875% Senior Notes due April 1, 2006 and $450 million of 6.50% Senior Notes due April 1, 2011. Proceeds from these debt issues were added to the Company's general funds and were used to repay commercial paper borrowings related primarily to the WICOR acquisition.

In April 1999, Wisvest-Connecticut, LLC issued $210 million of nonrecourse variable rate notes, $180.5 million of which remains outstanding as of December 31, 2001. Proceeds were used to help finance the acquisition of two fossil-fueled power plants and for related working capital. These notes, due December 31, 2005, are secured by the acquired assets. Associated with issuance of this debt, Wisvest-Connecticut, LLC has entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. This agreement, which expires on December 31, 2005, serves to convert variable rate debt under Wisvest-Connecticut, LLC's nonrecourse notes to fixed rate debt to reduce the impact of interest rate fluctuations. The variable rate is based upon a three-month LIBOR rate and the fixed rated is 5.99%. At year-end 2001, three-month LIBOR was 1.98%. The notional amounts parallel a portion of the underlying debt levels and are used to measure interest to be paid or received and do not represent an exposure to credit loss. The notional amount of Wisvest-Connecticut, LLC's interest rate swaps was $69.9 million at December 31, 2001. This notional amount decreases on a quarterly basis over the remaining term of the agreement. The difference between the amounts paid and received under the interest rate swap is accrued as interest rates change and is recorded as an adjustment to interest expense over the life of the hedged agreement. Wisvest-Connecticut, LLC is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap. However, it does not anticipate any losses from this agreement, which is with a major financial institution. The Company plans to terminate the interest rate swap and retire the nonrecourse variable rate notes with the anticipated sale of Wisvest-Connecticut, LLC's power plants (see Note C).

Obligations Under Capital Leases:   In 1997, Wisconsin Electric entered into a 25 year power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

The long-term power purchase contract is treated as an operating lease for rate-making purposes and the minimum lease payments are recorded as purchased power expense on the Consolidated Income Statements. Such payments totaled $21.5 million, $21.0 million and $20.4 million during 2001, 2000 and 1999, respectively. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs under capital lease accounting are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.3 million, $3.9 million and $3.5 million during 2001, 2000 and 1999, respectively.

Following is a summary of Wisconsin Electric's capitalized leased facilities and nuclear fuel at December 31.

Capital Lease Assets	2001	2000
	(Millions of Dollars)
Leased Facilities
Long-term purchase power commitment	$140.3	$140.3
Accumulated amortization	(24.3)	(18.6)
Total Leased Facilities	$116.0	$121.7
	=====	=====
Nuclear Fuel
Under capital lease	$127.5	$121.4
Accumulated amortization	(80.0)	(63.1)
In process/stock	26.1	34.8
Total Nuclear Fuel	$73.6	$93.1
	=====	=====

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2001 are as follows:

	Purchase
	Power	Nuclear
Capital Lease Obligations	Commitment	Fuel Lease	Total
	(Millions of Dollars)

2002	$26.9	$29.8	$56.7
2003	28.0	16.1	44.1
2004	29.0	9.0	38.0
2005	30.1	5.1	35.2
2006	31.2	1.1	32.3
Later Years	469.9	-	469.9
Total Minimum Lease Payments	615.1	61.1	676.2
Less: Estimated Executory Costs	(127.7)	-	(127.7)
Net Minimum Lease Payments	487.4	61.1	548.5
Less: Interest	(332.4)	(4.7)	(337.1)
Present Value of Net
Minimum Lease Payments	155.0	56.4	211.4
Less: Due Currently	-	(27.4)	(27.4)
	$155.0	$29.0	$184.0

J -- SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

	2001		2000
		Interest		Interest
Short-Term Debt	Balance	Rate	Balance	Rate
	(Millions of Dollars)
Banks
Domestic subsidiaries	$50.0	1.90%	$57.9	6.77%
Foreign subsidiaries	12.1	3.93%	10.6	5.39%
Commercial paper	709.0	2.08%	1,627.3	6.61%
Medium-term notes due in
less than one year	-	-	200.0	6.74%
Commercial paper classified
as long-term debt (Note I)	(220.7)	2.13%	(509.7)	6.64%
	$550.4	2.09%	$1,386.1	6.67%

On December 31, 2001, Wisconsin Energy had $945 million of total available unused short-term borrowing capacity on a consolidated basis under existing commercial paper programs and other short-term borrowing arrangements. On that date, Wisconsin Energy had $1.7 billion of available unused lines of bank credit on a consolidated basis to support its outstanding commercial paper program and other short-term borrowing arrangements.

K -- DERIVATIVE INSTRUMENTS

Effective January 1, 2001 the Company adopted SFAS 133, which requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

As of the date of adoption January 2001, SFAS 133 required that the difference between the fair value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in Net Income or Accumulated Other Comprehensive Income, as appropriate, as a cumulative effect of a change in accounting principle. The adoption of SFAS 133 by Wisconsin Energy resulted in an increase in net income of $10.5 million or $0.09 per share reported as a cumulative effect of a change in accounting principle. This transition adjustment is related to fuel oil contracts utilized by Wisvest-Connecticut LLC, a wholly-owned subsidiary of Wisvest, to mitigate the commodity risk associated with generation costs. These contracts are defined as derivatives under SFAS 133 and do not qualify or were not designated for hedge accounting treatment. Subsequent to the transition adjustment, the Company recorded during 2001 a non-cash, after tax charge of $22.4 million or $ 0.20 per share to reflect the decline in the value of these contracts resulting from the decline in fuel oil prices. Net SFAS 133 charges for 2001 were $0.11 per share.

Wisconsin Energy has a limited number of other financial and physical commodity contracts that are defined as derivatives under SFAS 133 and that qualify for cash flow hedge accounting. These cash flow hedging instruments are comprised of electric forward contracts which are used to manage the supply of and demand for electricity and gas futures and basis swap contracts utilized by Wisconsin Gas to manage the cost of gas. With the adoption of SFAS 133 on January 1, 2001, the fair market values of these derivative instruments have been recorded as assets and liabilities on the balance sheet and as a cumulative effect of a change in accounting principle in Accumulated Other Comprehensive Income in accordance with the transition provisions of SFAS 133. The impact of this transition as of January 1, 2001 was a $2.1 million reduction in Accumulated Other Comprehensive Income which was reclassified into earnings during 2001.

Future changes in the fair market values of these cash flow hedging instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in Accumulated Other Comprehensive Income. At the date the underlying transaction occurs, the amounts in Accumulated Other Comprehensive Income will be reported in earnings. The ineffective portion of the derivative's change in fair value will be recognized in earnings immediately. In the case of Wisconsin Gas, the ineffective portion is recorded as a regulatory asset or liability as these transactions are part of the purchased gas adjustment clause.

For the year ended December 31, 2001, the amount of hedge ineffectiveness was immaterial. Wisconsin Energy did not exclude any components of derivative gains or losses from the assessment of hedge effectiveness. As of December 31, 2001, the maximum length of time over which Wisconsin Energy is hedging its exposure to the variability in future cash flows of forecasted transactions is three months, and Wisconsin Energy estimates that after-tax gains of $0.4 million will be reclassified from Accumulated Other Comprehensive Income into earnings during the first quarter of 2002 as the hedged transactions affect earnings.

Near the end of the first quarter of 2001, Wisconsin Energy settled several treasury lock agreements entered into earlier in the quarter to mitigate interest rate risk associated with the anticipated issuance of $1 billion of intermediate-term unsecured senior notes in March 2001. Because these agreements qualified for cash flow hedge accounting treatment under SFAS 133, the payment made upon settlement of these agreements is deferred in Accumulated Other Comprehensive Income and will be amortized as an increase to interest expense over the same period in which the interest cost on the debt issuance is recognized in income. Through December 31, 2001, $0.5 million was reclassified to interest expense. Wisconsin Energy estimates that during the next twelve months, $0.7 million will be reclassified from Accumulated Other Comprehensive Income as a reduction in earnings.

The Financial Accounting Standards Board continues to develop interpretative guidance for SFAS 133 which may impact Wisconsin Energy's application of the standard in the future.

L -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Energy's recorded financial instruments at December 31 are as follows:

	2001		2000
	Carrying	Fair	Carrying	Fair
Financial Instruments	Amount	Value	Amount	Value
	(Millions of Dollars)

Nuclear decommissioning trust fund	$589.6	$589.6	$613.3	$613.3
Preferred stock -- no redemption required	$30.4	$16.7	$30.4	$15.4
Trust preferred securities	$200.0	$189.6	$200.0	$185.5
Long-term debt including
current portion	$3,552.6	$3,605.9	$2,607.4	$2,553.2

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short maturities of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note F). The fair values of Wisconsin Energy's preferred stock and trust preferred securities (see Note H) are estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Energy's long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company's bond rating and the present value of future cash flows.

M -- BENEFITS

Pensions and Other Postretirement Benefits:   The Company provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

			Other Postretirement
	Pension Benefits		Benefits
Status of Benefit Plans	2001	2000	2001	2000
	(Millions of Dollars)
Change in Benefit Obligation
Benefit Obligation at January 1	$998.5	$780.7	$244.7	$195.5
Service cost	23.9	17.7	6.8	4.7
Interest cost	73.7	67.2	18.7	18.0
Plan participants' contributions	-	-	6.0	5.3
Plan amendments	0.2	4.6	-	(29.7)
Actuarial loss	20.5	31.5	25.5	6.1
Acquisitions	-	162.6	-	62.8
Special termination benefits	-	1.7	-	-
Benefits paid	(81.0)	(67.5)	(21.8)	(18.0)
Benefit Obligation at December 31	$1,035.8	$998.5	$279.9	$244.7

Change in Plan Assets
Fair Value at January 1	$1,224.8	$944.9	$149.8	$83.9
Actual return on plan assets	(83.4)	(6.4)	(0.9)	(4.4)
Employer contributions	2.3	2.0	15.7	11.1
Plan participants' contributions	-	-	6.0	5.3
Acquisitions	-	351.8	-	71.9
Benefits paid	(81.0)	(67.5)	(21.8)	(18.0)
Fair Value at December 31	$1,062.7	$1,224.8	$148.8	$149.8

Funded Status of Plans
Funded status at December 31	$26.9	$226.3	($131.1)	($94.9)
Unrecognized
Net actuarial loss (gain)	142.2	(61.0)	63.6	25.8
Prior service cost	27.3	30.0	0.3	0.3
Net transition (asset) obligation	(6.9)	(9.1)	17.4	18.9
Net Asset (Accrued Benefit Cost)	$189.5	$186.2	($49.8)	($49.9)
	=====	=====	=====	=====

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

			Other Postretirement
	Pension Benefits		Benefits
Benefit Plan Cost Components	2001	2000	1999	2001	2000	1999
	(Millions of Dollars)
Net Periodic Benefit Cost
Service cost	$23.9	$17.7	$16.3	$6.8	$4.7	$3.3
Interest cost	73.7	67.2	51.1	18.7	18.0	12.5
Expected return on plan assets	(105.0)	(89.0)	(64.3)	(13.0)	(11.3)	(5.8)
Amortization of:
Transition obligation (asset)	(2.3)	(2.3)	(2.2)	1.6	4.6	4.6
Prior service cost	3.5	3.9	3.1	0.1	0.1	0.2
Actuarial loss (gain)	1.1	0.6	0.7	1.5	(0.2)	0.2
Terminations/curtailment	-	1.2	-	-	8.8	-
Net Periodic Benefit Cost	($5.1)	($0.7)	$4.7	$15.7	$24.7	$15.0
	=====	=====	=====	=====	=====	=====

Weighted-Average Assumptions
at December 31 (%)
Discount rate	7.25	7.5	7.5	7.25	7.5	7.5
Expected return on plan assets	9.0	9.0	9.0	9.0	9.0	9.0
Rate of compensation increase	4.0 to	3.0 to	3.0 to	4.0 to	3.0 to	4.75 to
	5.0	5.0	5.0	5.0	5.0	5.0

Pension Plans:   Pension plan assets, the majority of which are equity securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees. This table represents both qualified and non-qualified pension plan obligations.

The Company recorded the net pension and postretirement assets and obligations of Wisconsin Gas at fair value at the date of the WICOR, Inc. acquisition. Wisconsin Gas has recorded a regulatory liability for the difference between the amounts recorded at the acquisition date and the prior carrying amounts to reflect the anticipated rate treatment of these amounts. The regulatory liability will be amortized and will reduce pension and postretirement expense over a 15 year period.

Open window benefits were offered in 2000 to certain participants in the Wisconsin Electric Retirement Account Plan and Wisconsin Gas Pension Plan for Non-Union Employees. This benefit enhancement resulted in a one-time FAS 88 cost of $1.2 million.

Other Postretirement Benefits Plans:   The Company uses Employees' Benefit Trusts to fund a major portion of other postretirement benefits. The majority of the trusts' assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric, Wisconsin Gas and Edison Sault. Wisconsin Gas and Edison Sault have recorded deferred regulatory assets, which are being amortized over a twenty-year period effective January 1, 1992, for the cumulative difference between the amounts funded and FAS 106 postretirement expenses through January 1, 1992.

In 2000, the benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a "negative" plan amendment and a "plan curtailment".

The assumed health care cost trend rate for 2002 is at 10% for all plan participants decreasing gradually to 5% in 2007 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(Millions of Dollars)
Effect on
Postretirement benefit obligation	$18.5	($17.1)
Total of service and interest cost components	$2.3	($2.0)

Savings Plans:   Certain operating subsidiaries of the Company sponsor savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $11.5 million, $11.2 million and $9.1 million during 2001, 2000 and 1999, respectively.

N -- SEGEMENT REPORTING

Wisconsin Energy Corporation is a diversified holding company with subsidiaries in utility and non-utility businesses. Wisconsin Energy's reportable operating segments include a utility energy segment, a non-utility energy segment and a manufacturing segment. Wisconsin Energy has organized its reportable operating segments based in part upon the regulatory environment in which its utility subsidiaries operate. In addition, the segments are managed separately because each business requires different technology and marketing strategies. The accounting policies of the reportable operating segments are the same as those described in Note A.

The utility energy segment primarily includes Wisconsin Energy's electric and natural gas utility operations. The electric utility operation engages in the generation, transmission, distribution and sale of electric energy in southeastern (including Metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility operation is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas throughout Wisconsin. The non-utility energy segment derives its revenues primarily from independent power production activities. The manufacturing segment is responsible for the manufacturing of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids.

Summarized financial information concerning Wisconsin Energy's reportable operating segments for each of the years ended December 31, 2001, 2000 and 1999 is shown in the following table. Information between the three years is not comparable due to the addition of the operating results of the WICOR subsidiaries at the end of April 2000 and the allocation of merger-related costs (principally goodwill amortization and interest expense) to the operating segments. Substantially all long-lived assets and operations of the Company are domestic.

				Other (a),
	Reportable Operating Segments			Corporate &
	Energy			Reconciling	Total
Year Ended	Utility	Non-Utility	Manufacturing	Eliminations (b)	Consolidated
	(Millions of Dollars)
December 31, 2001

Operating Revenues (b)	$2,964.8	$337.3	$585.1	$41.3	$3,928.5
Depreciation, Decommissioning
and Amortization	$320.1	$1.7	$13.0	$7.3	$342.1
Operating Income (Loss)	$534.9	$36.2	$41.1	($7.3)	$604.9
Equity in Earnings (Losses)
of Unconsolidated Affiliates	$23.4	$3.3	-	($0.7)	$26.0
Cumulative Effect of Change in
Accounting Principle, Net	-	$10.5	-	-	$10.5
Net Income (Loss)	$274.4	$18.7	$9.7	($83.8)	$219.0
Capital Expenditures (c)	$428.7	$127.7	$27.1	$89.0	$672.5
Total Assets	$6,423.9	$649.0	$907.9	$347.9	$8,328.7

December 31, 2000

Operating Revenues (b)	$2,556.7	$372.8	$382.2	$51.0	$3,362.7
Depreciation, Decommissioning
and Amortization	$308.5	$10.9	$5.6	$11.3	$336.3
Operating Income (Loss)	$419.1	$1.8	$32.5	($8.5)	$444.9
Equity in Earnings (Losses)
of Unconsolidated Affiliates	-	$0.4	-	($2.7)	($2.3)
Net Income (Loss)	$160.0	$39.4	$7.5	($52.7)	$154.2
Capital Expenditures (c)	$400.0	$107.7	$20.3	$83.0	$611.0
Total Assets	$6,526.5	$597.9	$850.2	$431.5	$8,406.1

December 31, 1999

Operating Revenues (b)	$2,050.2	$193.2	$ -	$29.2	$2,272.6
Depreciation, Decommissioning
and Amortization	$237.2	$7.0	-	$6.6	$250.8
Operating Income	$455.2	$19.7	-	$1.2	$476.1
Equity in Earnings (Losses)
of Unconsolidated Affiliates	-	($2.0)	-	($1.8)	($3.8)
Net Income (Loss)	$216.0	$2.7	-	($9.7)	$209.0
Capital Expenditures (c)	$356.7	$43.0	-	$118.4	$518.1
Total Assets	$4,975.3	$640.9	-	$445.6	$6,061.8

(a)

Other includes all other non-utility activities, primarily non-utility real estate investment and development by Wispark and non-utility investment in recycling technology by Minergy as well as interest on corporate debt.

(b)	Intersegment revenues are not material. An elimination is included in Operating Revenues of $3.9 million and $1.9 million for 2001 and 2000, respectively.

(c)	Excludes acquisitions.

O -- COMMITMENTS AND CONTINGENCIES

Capital Expenditures:   Certain commitments have been made in connection with 2002 capital expenditures. During 2002, total capital expenditures are estimated to be approximately $661 million of which approximately $466 million, excluding the purchase of nuclear fuel, is attributable to the utility energy segment, $67 million is attributable to the non-utility energy segment, $20 million is attributable to the manufacturing segment, and $108 million is attributable to other.

Giddings & Lewis, Inc./City of West Allis Lawsuit:   As previously reported, in July 1999, a Milwaukee County Circuit Court jury issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis Inc., Kearney & Trecker Corporation (now a part of Giddings & Lewis), and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. In April 2000, the Circuit Court Judge imposed sanctions against Wisconsin Electric related to representations made by Wisconsin Electric during trial that Wisconsin Electric had no insurance coverage for the punitive damage award. Wisconsin Electric appealed the judgment entered on the jury's verdict with respect to the punitive damages, as well as the Judge's ruling on the sanctions matter. Wisconsin Electric did not reflect any charges to expense for the punitive damage award or sanctions because management, based in part on the advice of counsel, believed it would prevail on appeal.

On September 5, 2001, the Wisconsin Court of Appeals, District 1, reversed the $100 million punitive damage judgment award rendered by the trial court in its entirety and ordered a new trial on the issue of punitive damages only and reversed the sanctions order in its entirety. In January 2002, the Wisconsin State Supreme Court denied the plaintiffs petition for review and sent the case back to the trial court for the new trial on the issue of punitive damages. The Company expects that a new trial will be held on the issue of punitive damages in 2003. This matter is still pending final resolution and therefore the final financial impact, if any, is not known at this time.

In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million to the Milwaukee County Clerk of Circuit Court, representing the $104.5 million verdict and $5.5 million of accrued interest. (The payment was recorded in "Deferred Charges and Other Assets - Other" on the 2000 balance sheet. It has been classified along with interest due as "Other Accounts Receivable" on the 2001 balance sheet.) Under Wisconsin law, the Appellate Court decision makes the plaintiffs liable to Wisconsin Electric for the $100 million of punitive damages plus accrued interest originally tendered in December 1999 plus accrued interest subsequent to December 1999. During 2001, the Company recorded interest income of $10.5 million based on the Appellate Court decision.

On August 21, 2000 and September 29, 2000, two shareholders who had made prior demands upon Wisconsin Energy Corporation and Wisconsin Electric Power Company to initiate a shareholder derivative suit against certain officers, directors, employees and agents as a result of the City of West Allis/Giddings & Lewis litigation, filed suits on behalf of Wisconsin Energy Corporation shareholders in Milwaukee County Circuit Court. A special committee of independent directors of Wisconsin Energy Corporation determined after investigation that a derivative proceeding was not in the Company's best interests. The Company agreed to mediation of the matter which resulted in an acceptable proposal to settle the cases. The Court granted preliminary approval of the settlement agreement on October 29, 2001 and authorized the sending of notice of the settlement to the shareholders. A final hearing on approval of the settlement agreement was held on January 25, 2002 at which time the Court gave final approval to the settlement and dismissed the cases. The settlement did not have a significant impact on financial position or results of operations.

Environmental Matters:   The Company periodically reviews its exposure for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

During 2000, the Company expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. Wisconsin Electric has performed a preliminary assessment of twenty-one sites, including eleven of the manufactured gas plant sites discussed below, and expects to discuss these sites with the Wisconsin Department of Natural Resources as necessary. At this time, the Company cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites:   The Company is investigating the remediation of thirteen former manufactured gas plant sites that were previously used by Wisconsin Electric and Wisconsin Gas. Based on this preliminary investigation, the Company estimates that the future costs for detailed site investigation and future remediation costs may range from $25-$45 million over the next ten years. This estimate is dependent upon several variables including, among other things, the extent of remediation, changes in technology and changes in regulation. As of December 31, 2001, the Company has established reserves of $28.8 million related to future remediation costs.

The PSCW has allowed Wisconsin utilities, including Wisconsin Electric and Wisconsin Gas, to defer the costs spent on the remediation of manufactured gas plant sites, and has allowed for such costs to be recovered in rates over five years. As such, the Company has recorded a regulatory asset for remediation costs it has spent to date and accrued.

Ash Landfill Sites:   Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of monitoring or adjusting. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the fuel costs of Wisconsin Electric. During 2001, the Company incurred $1.2 million in coal-ash remediation expenses and incurred $2.9 million in 2000.

As a result of the Cooperative Agreement, an innovative regulatory agreement signed with the Wisconsin Department of Natural Resources in February 2001, the Company is now able to recover fly ash from it's landfills and mix it with coal for combustion at Pleasant Prairie Power Plant. In this way, the carbon left in the ash is recovered as "ash fuel" and the resulting fly ash produced is a high value product sold as replacement for cement.

Manufacturing Segment:   The Company's manufacturing subsidiaries are involved in various environmental matters, including matters in which the subsidiaries or alleged predecessors have been named as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act. The Company has established reserves for all of these environmental contingencies of which management is currently aware.

Information Requests:   Wisconsin Electric and Wisvest-Connecticut, a wholly owned subsidiary of Wisvest, have each received requests for information from the United States Environmental Protection Agency ("U.S. EPA") regional offices pursuant to Section 114(a) of the Clean Air Act. These requests seek information relating to operations of each Company's power plants. Both Wisconsin Electric and Wisvest-Connecticut have submitted information responsive to these requests. These information requests are similar to those issued by U.S. EPA to numerous electric utility companies over the past two years. The companies will continue to cooperate with the U.S. EPA on these matters. At this time, Wisconsin Energy cannot predict whether U.S. EPA will allege past violations that might subject the companies to fines or penalties.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Wisconsin Energy Corporation:

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Wisconsin Energy Corporation and its subsidiaries as of December 31, 2001, and the related consolidated statements of income, common equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As described in Note K, on January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

/s/ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Milwaukee, Wisconsin
February 5, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the

    Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated balance sheet and statement of capitalization as of December 31, 2000 and the related consolidated statements of income, of common equity and of cash flows for each of the two years in the period ended December 31, 2000 present fairly, in all material respects, the financial position, results of operations and cash flows of Wisconsin Energy Corporation and its subsidiaries at December 31, 2000 and for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 6, 2001